EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholder of T-Mobile USA, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of T-Mobile USA, Inc., and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 1, 2013

T-Mobile USA, Inc.
Consolidated Balance Sheets
December 31, 2012 and 2011

(dollars in millions, except per share amounts)

	2012	2011
Assets
Current assets
Cash and cash equivalents	$394	$390
Accounts receivable, net of allowances for uncollectible accounts of $289 and $347, respectively	2,678	2,697
Accounts receivable from affiliates	682	1,820
Inventory	457	455
Current portion of deferred tax assets, net	655	668
Other current assets	675	572
Total current assets	5,541	6,602
Property and equipment, net of accumulated depreciation of $17,744 and $15,599, respectively	12,807	12,703
Goodwill	—	8,134
Spectrum licenses	14,550	12,814
Other intangible assets, net of accumulated amortization of $243 and $216, respectively	79	61
Investments in unconsolidated affiliates	63	35
Long-term investments	31	22
Other assets	551	238
Total assets	$33,622	$40,609
Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$2,161	$1,826
Accrued liabilities	1,314	1,232
Current payables to affiliates	1,619	1,046
Deferred revenue	290	257
Other current liabilities	208	143
Total current liabilities	5,592	4,504
Long-term payables to affiliates	13,655	15,049
Long-term financial obligation	2,461	—
Deferred tax liabilities	3,618	3,282
Deferred rents	1,884	1,672
Other long-term liabilities	297	317
Total long-term liabilities	21,915	20,320
Commitments and contingencies (Note 19)
Stockholder's equity
Common stock, par value $0.000001 per share, and paid-in capital; 500,000,000 shares authorized, 292,669,971 shares issued and outstanding	29,197	31,600
Accumulated other comprehensive income (loss)	41	(28)
Accumulated deficit	(23,123)	(15,787)
Total stockholder’s equity	6,115	15,785
Total liabilities and stockholder’s equity	$33,622	$40,609

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile USA, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
Years Ended December 31, 2012, 2011 and 2010

(dollars in millions, except per share amounts)

	2012	2011	2010
Revenues
Branded contract revenues	$14,521	$16,230	$16,538
Branded prepaid revenues	1,715	1,307	1,384
Wholesale revenues	544	443	199
Roaming and other service revenues	433	501	612
Total service revenues	17,213	18,481	18,733
Equipment sales	2,242	1,901	2,404
Other revenues	264	236	210
Total revenues	19,719	20,618	21,347
Operating expenses
Network costs, excluding depreciation and amortization	4,661	4,952	4,895
Cost of equipment sales	3,437	3,646	4,237
Customer acquisition, excluding depreciation and amortization	3,286	3,185	3,205
General and administrative, excluding depreciation and amortization	3,510	3,543	3,535
Depreciation and amortization	3,187	2,982	2,773
Impairment charges	8,134	6,420	—
Restructuring costs	85	—	—
Other, net	(184)	169	(3)
Total operating expenses	26,116	24,897	18,642
Operating (loss) income	(6,397)	(4,279)	2,705
Other (expense) income
Interest expense to affiliates	(661)	(670)	(556)
Interest income	77	25	14
Other (expense) income, net	(5)	(10)	16
Total other expense, net	(589)	(655)	(526)
(Loss) income before income taxes	(6,986)	(4,934)	2,179
Income tax (expense) benefit	(350)	216	(822)
Net (loss) income	(7,336)	(4,718)	1,357
Net income attributable to noncontrolling interest	—	—	(3)
Net (loss) income attributable to T-Mobile USA, Inc.	$(7,336)	$(4,718)	$1,354
Other comprehensive (loss) income, net of tax
Unrealized gain (loss) on derivatives held as cash flow hedges, net of tax of $57, $28 and $42, respectively	95	(47)	(71)
Unrealized (loss) gain on foreign currency translation, net of tax of $16, $29 and $23, respectively	(27)	49	40
Unrealized gain (loss) on available-for-sale securities, net of tax of $0, $5 and $0, respectively	1	9	—
Total comprehensive (loss) income attributable to T- Mobile USA, Inc.	$(7,267)	$(4,707)	$1,323
Net (loss) income per common share (Note 15)
Basic and diluted	$(25.07)	$(16.12)	$4.63
Weighted average shares
Basic and diluted	292,669,971	292,669,971	292,669,971

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile USA, Inc.
Consolidated Statements of Stockholder's Equity
Years Ended December 31, 2012, 2011 and 2010

(dollars in millions)

	Number of Common Shares	Par Value and Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total T-Mobile USA, Inc. Stockholder’s Equity	Noncontrolling Interest	Total Stockholder's Equity

Balances at December 31, 2009	292,669,971	$36,593	$(8)	$(12,436)	$24,149	$101	$24,250
Equity distribution of paid-in capital in exchange for payables to affiliates	—	(5,000)	—	—	(5,000)	—	(5,000)
Income tax expense on share-based compensation awards and loss from conversion to cash-settled awards	—	7	—	(2)	5	—	5
Net income attributable to noncontrolling interest	—	—	—	—	—	3	3
Derecognition of noncontrolling interest	—	—	—	15	15	(104)	(89)
Net income attributable to T-Mobile USA, Inc.	—	—	—	1,354	1,354	—	1,354
Other comprehensive loss, net of tax	—	—	(31)	—	(31)	—	(31)
Balances at December 31, 2010	292,669,971	31,600	(39)	(11,069)	20,492	—	20,492
Net loss	—	—	—	(4,718)	(4,718)	—	(4,718)
Other comprehensive income, net of tax	—	—	11	—	11	—	11
Balances at December 31, 2011	292,669,971	31,600	(28)	(15,787)	15,785	—	15,785
Net loss	—	—	—	(7,336)	(7,336)	—	(7,336)
Equity distribution of paid-in capital	—	(2,403)	—	—	(2,403)	—	(2,403)
Other comprehensive income, net of tax	—	—	69	—	69	—	69
Balances at December 31, 2012	292,669,971	$29,197	$41	$(23,123)	$6,115	$—	$6,115

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile USA, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2012, 2011 and 2010

(dollars in millions)

	2012	2011	2010
Operating activities
Net (loss) income	$(7,336)	$(4,718)	$1,357
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Impairment charges	8,134	6,420	—
Depreciation and amortization	3,187	2,982	2,773
Income tax expense (benefit)	350	(216)	822
Amortization of debt discount and premium, net	(81)	(84)	(59)
Bad debt expense	702	713	619
Deferred rent expense	206	218	219
(Gains) losses and other, net	(258)	(43)	(52)
Changes in operating assets and liabilities
Accounts receivable	(700)	(558)	(862)
Inventory	(2)	166	19
Other current and long-term assets	(316)	(182)	62
Accounts payable	(113)	(51)	(14)
Other current and accrued liabilities	89	333	21
Net cash provided by operating activities	3,862	4,980	4,905
Investing activities
Purchases of property and equipment	(2,901)	(2,729)	(2,819)
Expenditures related to spectrum licenses	(387)	(23)	(18)
Short term affiliate loan receivable, net	(651)	(2,005)	(2,315)
Proceeds from disposals of property and equipment and intangible assets	51	2	17
Payments to acquire and proceeds from disposals of financial assets, net	(5)	73	20
Investments in unconsolidated affiliates, net	(22)	(17)	(11)
Net cash used in investing activities	(3,915)	(4,699)	(5,126)
Financing activities
Proceeds from financial obligation	2,469	—	—
Repayments of financial obligation	(9)	—	—
Equity distribution to stockholder	(2,403)	—	—
Long-term borrowings from affiliates	—	—	116
Other, net	—	—	7
Net cash provided by financing activities	57	—	123
Change in cash and cash equivalents	4	281	(98)
Cash and cash equivalents
Beginning of year	390	109	207
End of year	$394	$390	$109

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

1.	Organization
T-Mobile USA, Inc. (“T-Mobile” or the “Company”) is Deutsche Telekom AG's (“Deutsche Telekom”) wholly-owned U.S. mobile communications segment. T-Mobile provides mobile communications services under the T-Mobile brand in the United States, Puerto Rico and the U.S. Virgin Islands. T-Mobile provides services using Evolved 4G High Speed Packet Access (“HSPA+”), Universal Mobile Telecommunications Systems (“UMTS”), General Packet Radio Service (“GPRS”), Enhanced Data rates for GSM Evolution (“EDGE”), and Global System for Mobile Communications (“GSM”) technologies. T-Mobile's voice and data networks covers over 280 million people. At the end of 2012, T-Mobile's most advanced 4G HSPA+ network covered over 225 million people. Additionally, T-Mobile provides reinsurance for handset insurance policies and extended warranty contracts offered to T-Mobile's mobile communications customers through a wholly-owned single-parent captive insurance company established in 2010.

2.	Summary of Significant Accounting Policies
Consolidation and Basis of Presentation
The consolidated financial statements (“financial statements”) of T-Mobile include the accounts of all wholly-owned and all majority-owned subsidiaries over which T-Mobile exercises control, as well as variable interest entities (“VIEs”) where T-Mobile is deemed to be the primary beneficiary (Note 9) and VIEs that cannot be deconsolidated according to other US GAAP guidance. Entities over which T-Mobile exercises significant influence, but does not control and is not the primary beneficiary are accounted for using the equity method. Entities over which T-Mobile is not able to exercise significant influence are accounted for under the cost method. Intercompany transactions and balances have been eliminated in consolidation.
Operating Segments
The Company operates in a single operating segment and a single reporting segment as a wireless communications carrier. As of December 31, 2012 and 2011, and for the years ended, December 31, 2012, 2011 and 2010, all of the Company's revenues and long-lived assets relate to operations in the United States, Puerto Rico and the U.S. Virgin Islands.
Cash and Cash Equivalents
T-Mobile includes highly liquid interest-earning investments with remaining maturities of three months or less at the date of purchase as cash equivalents. Cash equivalents are stated at cost, which approximates fair value. As of December 31, 2012 and 2011, outstanding checks of $271 million and $222 million, respectively, are included in accounts payable.
Accounts Receivable and Allowance for Uncollectible Accounts
Accounts receivable consist of amounts billed and currently due from customers, other carriers and third-party retail channels (“dealers”), as well as revenues earned but not yet billed at the end of each period. T-Mobile maintains an allowance for estimated losses resulting from uncollectible balances based on a number of factors, including collection experience, aging of the accounts receivable portfolio, credit quality of the customer base and other qualitative factors such as macro-economic conditions. The Company writes off account balances if collection efforts are unsuccessful and future collection is unlikely, based on customer credit ratings and the length of time from the original billing date.
The Company offers certain retail customers the option to pay for their handset and other purchases in installments over a period of up to 20 months. At the time of sale, the Company imputes interest on the transaction and records the deferred interest as a reduction to equipment revenues and the related accounts receivable. Interest income is recognized over the payment term of the customer installment contract. T-Mobile maintains an allowance for estimated losses resulting from uncollectible balances based on the aging of the Company's equipment installment plan balances and expected write-off experience (Note 5).

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

The following table summarizes the changes in the Company's allowance for uncollectible accounts related to its short-term accounts receivable balances:

(dollars in millions)	2012	2011	2010
Allowances at beginning of year	$347	$302	$278
Bad debt expense	702	713	619
Write-offs	(818)	(698)	(598)
Change in deferred interest on short-term installment receivables (Note 5)	58	30	3
Allowances at end of year	$289	$347	$302
Inventory
The Company's inventory consists primarily of wireless handsets and accessories, which are valued at the lower of cost or market. Cost is determined using standard cost which approximates average cost. T-Mobile sells handsets and other mobile communication devices separately and in connection with service contracts. As part of the strategy to acquire and retain new customers the Company sometimes sells wireless handsets and other mobile communication devices, in connection with a service contract, at prices below cost. Because the handset discount is part of the Company's strategy for acquiring and retaining customers, the loss on the sale of the handset (“handset subsidy”) is recognized at the time of the sale. The handset subsidy is expected to be recovered through future service revenue on the customer contract. Shipping and handling costs paid to wireless handset, device and accessory vendors are included in the standard cost of inventory. T-Mobile records inventory write-downs for obsolete and slow-moving items based on inventory turnover trends and historical experience.
Long-Lived Assets
Long-lived assets include assets such as property and equipment and intangible assets that do not have indefinite lives. The Company assesses potential impairments to its long-lived assets when events or changes in circumstances indicate that the carrying value may not be recoverable and exceeds the fair value of the respective asset or asset group. The carrying value of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value.
Property and equipment are recorded at cost less accumulated depreciation and impairments, if any. Costs of major replacements and improvements are capitalized. Expenditures that do not enhance or extend the asset's useful life are charged to operating expenses as incurred. Construction costs, labor and overhead incurred in the expansion or enhancement of T-Mobile's wireless network are capitalized. Capitalization commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases at the point at which the asset is ready for its intended use. T-Mobile capitalizes interest associated with the acquisition or construction of property and equipment. Capitalized interest is reported as a reduction in interest expense and depreciated as part of the cost of the related asset. The Company recognized capitalized interest of $9 million, $24 million and $35 million for the years ended December 31, 2012, 2011 and 2010, respectively. Depreciation commences once assets have been placed in service and is computed using the straight-line method over the estimated useful life of each asset. Depreciable life studies are performed periodically to confirm the appropriateness of useful lives for certain categories of property and equipment. These studies take into account actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate that an asset's useful life is different from the previous assessment, the remaining book value is depreciated prospectively over the adjusted remaining estimated useful life. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the related lease term.
T-Mobile records a liability for the fair value of legal obligations associated with the retirement of tangible long-lived assets and a corresponding increase in the carrying amount of the related asset in the period in which the obligation is incurred. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the estimated useful life of the asset. The Company's obligations relate primarily to certain legal obligations to remediate leased property on which the Company's network infrastructure and administrative assets are located. The Company's liability associated with the retirement of long-lived assets was $136 million and $115 million as of December 31, 2012 and 2011, respectively. The corresponding asset related to the liability for the retirement of long-lived assets was $64 million and $59 million as of December 31, 2012 and 2011, respectively. The Company recognized accretion expense in network costs of $7 million, $7 million and $6 million for the years ended December 31, 2012, 2011 and 2010, respectively. During the years ended December 31, 2012 and 2011, no significant liabilities related to the asset retirement obligation have been incurred or settled.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Software Capitalization
The Company capitalizes certain costs incurred in connection with developing or acquiring internal use software. Capitalization of software costs commences once the final selection of the specific software solution has been made and management authorizes and commits to funding the software project; capitalization ceases at the point at which the software is ready for its intended use. Capitalized costs include direct development costs associated with internal use software, including internal direct labor costs and external costs of materials and services. Capitalized software costs are included in property and equipment, net and are being amortized on a straight-line basis over a period of up to seven years. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.
Goodwill
Goodwill consists of the excess of the purchase price over the fair value of net identifiable assets acquired in purchase business combinations. The Company did not have any goodwill as of December 31, 2012 as the entire balance of goodwill was determined to be impaired as of September 30, 2012 (Note 7). As of December 31, 2011, the carrying value of T-Mobile's goodwill was $8.1 billion, which was related primarily to Deutsche Telekom's acquisition of VoiceStream Wireless Corporation and Powertel, Inc. (now jointly T-Mobile) on May 31, 2001.
Spectrum Licenses
As of December 31, 2012 and 2011, the carrying value of T-Mobile's spectrum licenses was $14.6 billion and $12.8 billion, respectively. The Company has determined that its spectrum licenses should be treated as indefinite-lived intangible assets. Spectrum licenses are carried at costs incurred to acquire the licenses and the costs, if any, to prepare the licenses for their intended use. The Federal Communications Commission (“FCC”) issues spectrum licenses that authorize wireless carriers to provide service in specific geographic service areas for up to fifteen years. The spectrum licenses provide the Company with the exclusive right to utilize designated radio frequency spectrum to provide mobile communication services. The FCC has specific standards applying to wireless spectrum license renewals which provide that it will award a spectrum license renewal to a licensee that has met certain standards based on past performance. Historically, the FCC has granted license renewals routinely and at a nominal cost. The spectrum licenses held by the Company expire at various dates; however, the Company believes it will be able to meet all requirements necessary to secure renewal of its spectrum licenses. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of its spectrum licenses and therefore treats the spectrum licenses as indefinite-lived intangible assets.
Spectrum licenses acquired as part of an exchange of nonmonetary assets are valued at fair value at the time the exchange occurs. If the transaction lacks commercial substance or the fair value is not measurable, the acquired spectrum licenses are recorded at the book value of the assets tendered.
Impairment Tests of Goodwill and Indefinite-Lived Intangible Assets
The Company assesses the carrying value of its goodwill and other indefinite-lived intangible assets (spectrum licenses) for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that such assets might be impaired.
The Company uses a two-step process to determine impairments of goodwill.  The first step involves determining the fair value of the reporting unit (calculated using a market approach and/or a discounted cash flow method) and comparing that measurement to the carrying value. If the fair value is less than the carrying value, there is a potential impairment and step two is performed. In the second step, a determination of the fair values of all of the assets and liabilities of the reporting unit is made, including those that may not be currently recorded, such as assets or liabilities related to unfavorable/favorable leases and intangible assets related to customer relationships. The excess of the fair value of the reporting unit over the sum of the fair value of all of those assets and liabilities represents a new implied goodwill amount, which is then compared to the recorded goodwill. If the implied fair value of goodwill is lower than its carrying amount, then an impairment loss is recognized for the difference.
The Company tests its spectrum licenses for impairment on an aggregate basis, consistent with the Company's management of the overall business at a national level.  The Company estimates fair value using the Greenfield approach, which is an income approach to estimate the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions. If the estimated fair value of the spectrum licenses is lower than their carrying amount, an impairment loss is recognized for the difference.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Fair Value of Financial Instruments
As of December 31, 2012 and 2011, the carrying values of cash and cash equivalents, accounts receivable, accounts receivable from affiliates and accounts payable approximate fair value due to the short-term maturities of these instruments. There were no financial instruments with a carrying value materially different from their fair value, based on quoted market prices or rates for the same or similar instruments, or internal valuation models.
Investments
Investment securities consist of securities held in a grantor trust related to the Company's nonqualified deferred compensation plan. T-Mobile classifies its investment securities as available for sale. As of December 31, 2012 and 2011, the securities related to the Company's nonqualified deferred compensation plan are included in long-term investments (Note 13).
Derivative Instruments and Hedging Activities
Derivative instruments are recorded on the balance sheet at their fair values (Note 11). Changes in the fair value of derivative instruments are recorded each period in interest expense or other comprehensive (loss) income, depending on the type of derivative and whether the derivative is designated as part of an effective hedge transaction. T-Mobile does not enter into derivatives for trading or speculative purposes. The Company maintains derivative agreements to manage exposure to fluctuations in interest rates, through interest rate swap agreements. These interest rate swap agreements are not designated as hedging instruments and, accordingly, changes in fair value related to such agreements are reflected within interest expense.
The Company also maintains derivative agreements to manage foreign currency risk along with interest rate risk, through cross currency interest rate swap agreements. These cross currency interest rate swap agreements manage foreign currency risk and interest rate risk related to the Company's Euro-denominated notes payable to affiliates. The cross currency interest rate swaps are designated as cash flow hedges and meet the criteria to qualify for hedge accounting. The effective portion of the change in fair value of the cross currency interest rate swaps is recorded in other comprehensive (loss) income and reclassified to interest expense in the period in which the hedged transaction affects earnings. At the inception of the cash flow hedges and quarterly thereafter, the Company performs an assessment to determine whether changes in the cash flows of the derivatives are deemed highly effective in offsetting changes in the cash flows of the hedged transaction. If at any time subsequent to the inception of the cash flow hedges, the assessment indicates that the derivative is no longer highly effective as a hedge, the Company will discontinue hedge accounting and recognize all subsequent derivative gains and losses in results of operations.
Revenue Recognition
Service revenues are earned from providing access to and usage of the Company's mobile communications network and are recognized when the service is rendered. Service revenues also include revenues earned for providing value added services to customers, such as handset insurance services. Branded contract service revenues may be billed in advance or in arrears depending on the plan or contract entered into by the customer. Branded prepaid service revenues include revenues earned from pay-in-advance customers generally not originated under contract; recognition of prepaid revenue is deferred until services are rendered or the prepaid balance expires. Access revenue from customers paying a recurring charge for specified services is recognized ratably over the service period. Usage revenue, including roaming revenue and long-distance revenue is recognized when the service is rendered. Wholesale revenues are earned for providing services to mobile virtual network operators and machine-to-machine customers and are recognized when the service is provided. Roaming and other service revenues primarily include revenues from other wireless carriers for roaming by their customers on the Company's network. Equipment sales, including those on installment plans (Note 5), are composed of revenues from the sale of mobile communication devices and accessories and are recognized when the products are delivered to and accepted by the customer or dealer.
The Company sells both wireless services and equipment to customers through its company-owned sales channels. For contracts that involve multiple components, such as wireless services and equipment, revenue is allocated between the separate units of accounting, based on such components' relative selling prices on a standalone basis, subject to the requirement that revenue recognized is limited to the amounts already received from the customer that are not contingent upon the delivery of additional products or services to the customer in the future. For sales made by third parties, the Company defers nonrefundable, up-front activation fees and associated costs to the extent of the related revenues and amortizes these over the estimated term of the customer relationship.
Federal Universal Service Fund (“USF”) and other fees, which are assessed on companies by various governmental authorities in connection with the services that the Company provides to its customers, are reported on a gross basis in service revenues

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

and network costs on the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). For the years ended December 31, 2012, 2011 and 2010, the Company recorded approximately $455 million, $463 million and $460 million, respectively, of USF and other fees on a gross basis. Sales, use and excise taxes for all service plans are reported on a net basis in general and administrative expenses on the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).
Lease Accounting
The Company has operating leases for its cell sites, retail locations, corporate offices and dedicated transportation lines, some of which have escalating rentals during the initial lease term and during subsequent optional renewal periods. The Company recognizes rent expense on a straight-line basis, over the initial lease term and renewal periods that are considered reasonably assured at the inception of the lease (Note 19).
Advertising Expense
T-Mobile expenses the cost of advertising and other promotional expenditures to market the Company's brand as incurred. Advertising expense was $949 million, $711 million and $582 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Income Taxes
Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when these differences are realized. A valuation allowance is maintained against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Company accounts for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company uses judgment to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjusts unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.
Other Comprehensive (Loss) Income
Other comprehensive (loss) income for the years ended December 31, 2012, 2011 and 2010 consisted of adjustments, net of tax, related to unrealized gains (losses) on available-for-sale securities, unrealized gains (losses) on cash flow hedging derivatives and unrealized (losses) gains on foreign currency translation. These are reported in accumulated other comprehensive income (loss) as a separate component of stockholder's equity until realized in earnings. There were no significant reclassifications from accumulated other comprehensive income (loss) to net (loss) income in the years ended December 31, 2012, 2011 and 2010.
The following table summarizes the components included in accumulated other comprehensive income (loss) as of December 31, 2012 and 2011:

(dollars in millions)	2012	2011
Unrealized (loss) on derivatives held as cash flow hedges, net of tax	$(23)	$(118)
Unrealized gain on foreign currency translation, net of tax	62	89
Unrealized gain on available-for-sale securities, net of tax	2	1
Accumulated other comprehensive income (loss)	$41	$(28)

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Stock-Based Compensation
At December 31, 2012, T-Mobile did not have any authorized stock option plans except for suspended legacy plans, of which no options remained authorized or available for future grants. Stock options outstanding represent options to purchase shares of Deutsche Telekom American Depository Receipts. In 2010, Deutsche Telekom ceased listing its American Depository Receipts on the New York Stock Exchange, and as a result, all outstanding options were converted into cash settled stock appreciation rights with equivalent terms. There were no balances of cash-settled stock appreciation rights remaining at December 31, 2012. Cash-settled stock appreciation rights of $66 million were included in long-term payables to affiliates at December 31, 2011.
Concentrations of Risk
The Company sells handsets, wireless data devices and prepaid cards to T-Mobile's dealer network. T-Mobile's policy is to limit the amount of credit granted to individual dealers and to regularly monitor the dealer accounts receivable balances and activity. No dealer or customer accounted for greater than 10% of revenues or accounts receivable at December 31, 2012 or 2011.
T-Mobile purchases a substantial portion of its wireless infrastructure equipment and handsets from only a few major suppliers. Loss of any of these suppliers could adversely affect operations until a comparable substitute could be found.
Local and long-distance telephone and other companies provide certain communication services to T-Mobile. Disruption of these services could adversely affect operations until an alternative telecommunication provider could be found.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingencies at the date of the consolidated financial statements. Significant estimates include service revenues earned but not yet billed, allowances for uncollectible accounts and sales returns, tax liabilities, deferred income taxes, the estimated useful lives of the Company's wireless communications equipment and other long-lived assets, reasonably assured renewal terms for operating leases, and fair value measurements related to goodwill, spectrum licenses, intangible assets, investments and derivatives. T-Mobile bases estimates on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. These estimates are inherently subject to judgment and actual results may differ from such estimates if management's assumptions prove invalid or conditions change.
Variable Interest Entities
Variable Interest Entities (“VIEs”) are entities that (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity's operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity. The most common type of VIE is a special purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are generally structured to insulate investors from claims on the SPE's assets by creditors of other entities, including the creditors of the seller of the assets.
The primary beneficiary of a VIE (i.e., the party that has a controlling financial interest) is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE's economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company performs an assessment to determine the primary beneficiary of the VIEs. T-Mobile consolidates VIEs when it is deemed to be the primary beneficiary or when the VIE cannot be deconsolidated according to other US GAAP guidance. The Company has two VIEs, Master Prepaid Lease (“MPL”) Site SPEs and Cook Inlet/VoiceStream GSM VII PCS Holdings LLC (“CIVS VII”) described in Note 4 and Note 9, respectively.
Recently-Issued Accounting Standards
In February 2013, the Financial Accounting Standards Board (“FASB) issued Accounting Standards Update (“ASU”) 2013-2, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The standard requires entities to

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

present information about reclassification adjustments from accumulated other comprehensive income in a single note or on the face of the financial statements. The standard also requires that entities present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, the entity should instead cross reference to the related footnote for additional information. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. The Company does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.
In July 2012, the FASB issued ASU 2012-2, “Testing Indefinite-Lived Intangible Assets for Impairment.” This guidance revises the requirements around how entities test indefinite-lived intangible assets, other than goodwill, for impairment. The guidance allows companies to perform a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more likely than not greater than the carrying amount, a quantitative calculation would not be needed. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. The Company does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.
In December 2011, the FASB issued ASU 2011-11, "Disclosures about Offsetting Assets and Liabilities.” The guidance enhances disclosure requirements about the nature of an entity's right to offset and related arrangements associated with its financial instruments and derivative instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. In January 2013, the FASB issued ASU 2013-1, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-1 limits the scope of the new balance sheet offsetting disclosures to derivatives, repurchase agreements, and securities lending transactions to the extent that they are (1) offset in the financial statements or (2) subject to an enforceable master netting arrangement or similar agreement. The new guidance under ASU 2011-11 and ASU 2013-1 will be effective for T-Mobile for the year ending December 31, 2013. The Company does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

3.	Proposed Transaction with MetroPCS
On October 3, 2012, Deutsche Telekom AG (“Deutsche Telekom) and MetroPCS Communications, Inc. (“MetroPCS”) announced the signing of a business combination agreement (“business combination agreement”) to combine T-Mobile and MetroPCS. The transaction will be accounted for as a reverse acquisition under the acquisition method of accounting with T-Mobile considered to be the accounting acquirer based upon the terms of the transaction which include the ability of T-Mobile's stockholder, Deutsche Telekom, to nominate the majority of the board of directors of the combined company, and Deutsche Telekom receiving a majority of the voting rights in the combined company. Based on the determination that T-Mobile is the accounting acquirer in the transaction, T-Mobile will allocate the purchase price to the fair value of MetroPCS' assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill. The transaction is expected to close in the first half of 2013 subject to shareholder approval, regulatory approvals and other customary closing conditions. Pursuant to the terms and subject to the conditions set forth in the business combination agreement, the key elements of the agreement are:

•
MetroPCS will effect a recapitalization that includes a reverse stock split of the MetroPCS common stock, pursuant to which each share of MetroPCS common stock outstanding as of the effective time of the reverse stock split will represent therefore one-half of a share of MetroPCS common stock and an aggregate cash payment of $1.5 billion to the MetroPCS stockholders.

•
MetroPCS will acquire all of T-Mobile's common stock in exchange for issuing to Deutsche Telekom 74% of the fully diluted shares of MetroPCS' common stock (calculated pursuant to the business combination agreement).

•
T-Mobile will refinance its existing intercompany debt with Deutsche Telekom by issuing Deutsche Telekom $15.0 billion senior unsecured notes. Deutsche Telekom will provide the combined company with a $0.5 billion unsecured revolving credit facility and purchase up to $5.5 billion in additional senior unsecured notes under certain circumstances.

Since the announcement on October 3, 2012 of the execution of the business combination agreement, MetroPCS, Deutsche Telekom (and certain of its subsidiaries), T-Mobile and the members of the MetroPCS board, including an officer of MetroPCS, have been named as defendants in multiple stockholder derivative and class action complaints challenging the transaction. The lawsuits generally allege, among other things, that the transaction fails to properly value MetroPCS and that the individual defendants breached their fiduciary duties in approving the business combination agreement and, in some of the lawsuits, that

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

those breaches were aided and abetted by Deutsche Telekom (and certain of its subsidiaries), and T-Mobile. The lawsuits seek, among other things, injunctive relief enjoining the defendants from completing the transaction on the agreed-upon terms, monetary relief and attorneys' fees and costs. The Company intends to defend these lawsuits vigorously.
For the year ended December 31, 2012, T-Mobile incurred $7 million costs associated with this transaction included in general and administrative, primarily consisting of professional service fees.

4.	Tower Transaction
On November 30, 2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 7,100 T-Mobile owned wireless communication tower sites in exchange for net proceeds of $2.5 billion (the “Tower Transaction”) – of which the Company distributed $2.4 billion as a dividend to its parent, Deutsche Telekom. Rights to approximately 6,200 of the tower sites were transferred to CCI via a Master Prepaid Lease with site lease terms ranging from 23 to 37 years (“MPL Sites”); the remaining tower sites were sold to CCI (“Sale Sites”). In connection with the Tower Transaction, assets that are essential to operate the tower sites (including ground lease agreements or deeds for the land on which the towers are situated, the towers themselves, and existing subleasing agreements with other mobile network operator tenants, who lease space at the tower sites) and liabilities associated with the operation of the tower sites (including the obligation to pay ground lease rentals, property taxes and other executory costs) were transferred to bankruptcy-remote special purpose entities (“SPEs”). Upon closing of the transaction, CCI acquired all of the equity interests in the SPEs containing the Sale Sites and an option to acquire the MPL Sites at the end of their respective lease terms. T-Mobile and CCI contemporaneously entered into a master lease agreement under which T-Mobile agreed to lease back space at all of the tower sites involved in the Tower Transaction for an initial term of ten years, followed by eight optional five-year renewal terms for a total potential term of up to 50 years. Leaseback rentals will escalate annually based on changes in the Consumer Price Index.
The Company determined that the SPEs containing the MPL Sites (“MPL Site SPEs”) are variable interest entities (“VIEs”) because the Company's equity investment lacks (i) the power to direct the activities that most significantly impact the economic performance of the VIEs (such as managing existing tenants, finding new tenants, managing the underlying ground leases, and performing repair and maintenance on the towers); (ii) the obligation to absorb expected losses (such as credit risk associated with current and future tenants); and (iii) the right to receive the expected future residual returns of the SPEs (because CCI holds a purchase option whereby it may purchase the leased properties at a fixed price at the end of the Master Prepaid Lease term). For the aforementioned reasons, the Company determined that it does not have a controlling financial interest in the SPEs and is not the primary beneficiary of the MPL Site SPEs.
Due to its continuing involvement with the tower sites, T-Mobile determined that it was precluded from applying sale-leaseback accounting to either the MPL Sites or the Sale Sites and has accounted for the transaction as a financing. Consequently, the Company did not derecognize the tower site assets or accrued ground leases that had a carrying value of $806 million or $135 million, respectively. Tower site assets continue to be reported on the Company's balance sheet in property and equipment and continue to be depreciated. Upon closing of the transaction, the Company recorded on its balance sheet a long-term financial obligation in the amount of the net proceeds received from CCI. T-Mobile records interest on the financial obligation at a rate of approximately 8% using the effective interest method. The financial obligation is increased by accrued interest expense and amortized through contractual leaseback payments made by T-Mobile to CCI and through estimated future net cash flows generated and retained by CCI from operation of the tower sites. Due to timing of the Tower Transaction closing on November 30, 2012, the impact of the Tower Transaction on the Company's Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2012 was not material.
Future minimum payments of T-Mobile related to the financial obligation as of December 31, 2012, are summarized below:

(dollars in millions)	Total
2013	$162
2014	162
2015	162
2016	162
2017	162
Thereafter	1,613
$2,423

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

In addition, as of December 31, 2012, the Company was contingently liable for approximately $670 million in future ground lease payments through the remaining term of the MPL as the Company remains an obligor on the ground leases related to the sites. This contingent rent is not included in the above table as any amount due under ground leases is contractually owed by CCI based on the T-Mobile's subleasing arrangement with CCI.

5.	Equipment Installment Plan Receivables
The Company offers certain retail customers the option to pay for their handsets and other purchases in installments over a period of up to 20 months. At the time of sale, the Company imputes interest on the installment receivables and records the deferred interest as a reduction to equipment revenues and the related accounts receivable. Interest income is recognized over the financed term of the customer contract. The current portion of the Company's equipment installment plan receivables is included in accounts receivable, net and was $475 million and $159 million as of December 31, 2012 and 2011, respectively. The long-term portion of the equipment installment plan receivables is included in other assets and was $216 million and $96 million as of December 31, 2012 and 2011, respectively.
Credit Quality
The Company assesses the collectability and credit quality of the equipment installment plan receivables based upon a variety of factors, including aging of the accounts receivable portfolio, credit quality of the customer base, historical write-off experience, payment trends and other qualitative factors such as macro-economic conditions.
Based upon customer credit profiles, the Company classifies customers into the categories of “Prime” and “Subprime”. Prime customers are those with lower delinquency risk and Subprime customers are those with higher delinquency risk. Some customers within the Subprime category are required to pay an advance deposit for wireless service and equipment financed under the equipment installment plan.
The balance and aging of the equipment installment plan receivables on a gross basis by credit category for the year ended December 31, 2012 are as follows:

(dollars in millions)		Credit Category
	Prime	Subprime	Total
Unbilled	$337	$432	$769
Current	13	21	34
Past due	3	10	13
Total equipment installment plan receivables	$353	$463	$816
The balance and aging of the equipment installment plan receivables on a gross basis by credit category for the year ended December 31, 2011 are as follows:

(dollars in millions)		Credit Category
	Prime	Subprime	Total
Unbilled	$124	$164	$288
Current	5	7	12
Past due	3	3	6
Total equipment installment plan receivables	$132	$174	$306
The Company records bad debt expense based on an estimate of the percentage of equipment revenue that will not be collected. This estimate is based on a number of factors including historical write-off experience, credit quality of the customer base, and other factors such as macro-economic conditions. The Company monitors the aging of its equipment installment plan receivables and writes-off account balances if collection efforts are unsuccessful and future collection is unlikely based on customer credit ratings and the length of time from the original billing date.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Activity in the allowance for credit losses for the equipment installment plan receivables was as follows:

(dollars in millions)	2012	2011	2010
Allowance at beginning of year	$51	$34	$16
Change in deferred interest on short-term and
long-term installment receivables	69	36	5
Bad debt expense	85	35	65
Write-offs	(80)	(54)	(52)
Allowances at end of year	$125	$51	$34
Included in the allowance for credit losses is deferred interest of $110 million, $41 million and $5 million for the years ended December 31, 2012, 2011 and 2010 respectively.

6.	Property and Equipment

(dollars in millions)	Useful Lives	2012	2011
Buildings and improvements	Up to 40 years	$676	$998
Wireless communications systems	3-20 years	21,147	20,068
Capitalized software	3-7 years	5,078	4,222
Equipment and furniture	3-5 years	1,991	2,007
Construction in progress		1,659	1,007
Accumulated depreciation and amortization		(17,744)	(15,599)
Property and equipment, net		$12,807	$12,703
Depreciation expense relating to property and equipment was $3.2 billion, $2.9 billion and $2.7 billion for the years ended December 31, 2012, 2011 and 2010, respectively. For the year ended December 31, 2012, the Company recorded additional depreciation expense of $268 million as a result of adjustments to useful lives of network equipment expected to be replaced in connection with T-Mobile's network modernization plans.
As a result of changes in useful life assumptions for property and equipment based on performance of a useful life study, the Company increased the useful lives of certain asset classes effective January 1, 2010, resulting in a reduction of depreciation of approximately $268 million for the year ended December 31, 2010.
As a result of a reassessment of cell site lease renewal options reasonably assured of exercise (Note 19), the Company shortened useful life assumptions for certain long-lived assets related to cell sites effective July 1, 2010, resulting in approximately $76 million additional depreciation expense in 2010.

7.Goodwill, Spectrum Licenses and Other Intangible Assets
Goodwill and Spectrum Licenses
The change in carrying values of goodwill and spectrum licenses for the years ended December 31, 2012 and 2011 is as follows:

(dollars in millions)	Balances at December 31, 2010	Additions and Disposals	Impairment	Balances at December 31, 2011	Additions and Disposals	Impairment	Balances at December 31, 2012

Goodwill (at cost)	$18,465	$—	$—	$18,465	$—	$—	$18,465
Accumulated impairment	(6,421)	—	(3,910)	(10,331)	—	(8,134)	(18,465)
Goodwill	$12,044	$—	$(3,910)	$8,134	$—	$(8,134)	$—

Spectrum licenses (at cost)	$23,213	$38	$—	$23,251	$1,701	$—	$24,952
Accumulated impairment	(7,931)	4	(2,510)	(10,437)	35	—	(10,402)
Spectrum licenses	$15,282	$42	$(2,510)	$12,814	$1,736	$—	$14,550
The Company assesses the carrying value of its goodwill and other indefinite-lived intangible assets (spectrum licenses) for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that such

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

assets might be impaired.
2012 Goodwill Impairment and Indefinite-Lived Intangible Assets Assessment
On October 3, 2012, Deutsche Telekom and MetroPCS announced a business combination agreement, which provides for the combination of T-Mobile and MetroPCS. Under the terms of the business combination agreement, Deutsche Telekom will receive 74% of the fully-diluted shares of common stock of the combined company (calculated pursuant to the business combination agreement) in exchange for its contribution of all of T-Mobile's common stock (Note 3).
The Company determined that the announced transaction was a triggering event for a goodwill impairment assessment as of September 30, 2012.  The fair value of T-Mobile implied by using the market value of MetroPCS and the exchange terms contemplated in the business combination agreement was less than the carrying amount, including goodwill, of the Company's single reporting unit as of September 30, 2012. The Company used the fair value implied by the transaction to estimate the fair value of the reporting unit in step one of its goodwill impairment test as it incorporates observable inputs that are considered as Level 2 in the fair value hierarchy. In determining the fair value of the reporting unit, the Company also considered alternative valuation methodologies, including valuation based upon earnings-multiples and discounted cash flow.  Historically, the Company estimated the fair value of the reporting unit using a discounted cash flow approach due to the absence of comparable observable market data.  Because the first step in the impairment process indicated that the carrying value exceeded the fair value of the reporting unit as of September 30, 2012, the Company performed the second step in the goodwill impairment test.
As a result of the second step impairment analysis, the Company concluded that the implied goodwill was $0, and recognized a noncash impairment charge of $8.1 billion as of September 30, 2012. The Company also recorded a related deferred tax benefit of $74 million to reflect the impact on the respective deferred tax liability due to the reduced book to tax basis difference of goodwill. The Company attributes this impairment to the business impacts from the highly competitive environment in the U.S. wireless telecommunications industry and the ongoing challenges in attracting and retaining branded contract customers.
The Company's annual impairment assessment of indefinite-lived intangible assets (spectrum licenses) as of December 31, 2012 resulted in no impairment.
2011 Goodwill and Spectrum Licenses Impairment Assessment
In connection with its annual assessment for impairment of goodwill and indefinite-lived intangible assets spectrum licenses as of December 31, 2011, the Company recorded a noncash impairment charge of $3.9 billion against the carrying value of goodwill and $2.5 billion against the carrying value of its spectrum licenses. Both amounts are included in impairment charges in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2011. The Company also recorded a related deferred tax benefit of $1.0 billion to reflect the impact on the respective deferred tax liability due to the reduced book to tax basis difference of goodwill and spectrum licenses.
In step one of the 2011 goodwill impairment test, the carrying value of the reporting unit was determined to exceed its fair value due to the Company experiencing legal and regulatory challenges against a planned sale of the reporting unit, subscriber declines and lower service revenues, which resulted in a reduction in the estimated fair value of the reporting unit as compared to the 2010 estimate of fair value.
The Company estimated the fair value of the reporting unit using an income approach, specifically based on the present value of estimated future cash flows. Future cash flows were based on the Company's estimates of revenues, earnings before interest, tax, depreciation and amortization as a percentage of service revenues ("EBITDA margin") and a long-term growth rate taking into consideration expected industry and market conditions. The cash flows were discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows.
The estimated fair value of the reporting unit was lower than its carrying value, so the Company performed the second step of the impairment test, to determine the amount of the goodwill impairment.
In its annual impairment test of spectrum licenses the Company estimated the fair value using the Greenfield approach, which is an income approach. Future cash flows were based on the Company's estimates and assumptions of revenues, EBITDA margin, network build-out period, and a long-term growth rate for a market participant taking into consideration expected industry and market conditions. The cash flows were discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows. Due to adverse changes in the competitive landscape and regulatory environment in 2011, management changed its assumptions on which market participants would be able to transact for the asset leading to

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

declines in the estimated cash flows used to value the spectrum licenses. At December 31, 2011, the estimated fair value of the spectrum licenses was lower than its carrying value so the Company recognized the impairment charge as described above.
Acquisition of Spectrum Licenses
During the year ended December 31, 2012, the carrying value of T-Mobile's spectrum licenses increased primarily as a result of spectrum acquisition activities. T-Mobile acquired spectrum licenses valued at $1.2 billion from Deutsche Telekom, which Deutsche Telekom had received from AT&T Inc. (“AT&T”) as a component of the break-up consideration related to the failed acquisition of T-Mobile by AT&T in 2011. In addition, T-Mobile completed a transaction to purchase from and exchange with Verizon Communications Inc. (“Verizon”) certain Advanced Wireless Services (“AWS”) spectrum licenses. As a result of the transaction, the Company received AWS spectrum licenses and transferred certain of its AWS spectrum licenses along with a cash payment to Verizon. A gain of $156 million was recognized as a result of this transaction and is recorded in other, net.
Other Intangible Assets
The components of intangible assets subject to amortization are as follows:

(dollars in millions)	Useful Lives	2012	2011
Customer List	1-6 years	$209	$209
Other	Up to 25 years	113	68
Accumulated amortization		(243)	(216)
Other intangible assets, net		$79	$61
Amortization Expense
Amortization expense for intangible assets subject to amortization was $27 million, $51 million and $52 million for the years ended December 31, 2012, 2011 and 2010, respectively. Estimated aggregate future amortization expense for intangible assets subject to amortization is $16 million in 2013, $12 million in 2014, $12 million in 2015, $12 million in 2016, $7 million in 2017 and $20 million thereafter.

8.	Investments in Unconsolidated Affiliates
T-Mobile makes contributions to JVL Ventures LLC, a joint venture created in 2010 with AT&T Mobility and Verizon Wireless chartered with implementing a national mobile commerce payment network. The Company accounts for its investment in this joint venture on an equity basis based on its 20% share of the joint venture and records its share of the joint venture's net losses. The Company's share of the losses is not material to the financial statements. The Company contributed $43 million and $18 million to the joint venture during the years ended December 31, 2012 and 2011, respectively for a total contribution to date of $71 million. In accordance with the terms of the joint venture agreement, certain performance measures may be triggered in 2013 and the Company may opt to contribute additional capital ratably based on its equity ownership percentage over the operating life of the joint venture.

9.	Variable Interest Entities
CIVS VII
Cook Inlet/VoiceStream GSM VII PCS Holdings LLC, (“CIVS VII”) is a joint venture funded by contributions from the Company and Cook Inlet Voice and Data Services, Inc. (“Cook Inlet. CIVS VII is managed by Cook Inlet and owns spectrum licenses. The Company utilizes these spectrum licenses under certain operating agreements and compensates CIVS VII based on minutes of use. The maximum aggregate contribution is $80 million for Cook Inlet. The maximum aggregate contribution for T-Mobile is $453 million of which it has contributed $155 million. The results of CIVS VII have been consolidated in the Company's financial statements, which include $236 million in assets held by the joint venture as of December 31, 2012 and 2011.
In conjunction with the joint venture agreement for CIVS VII, the Company entered into an Exchange Rights Agreement with Cook Inlet. The existing agreement allows Cook Inlet, with advance notice, to exchange its ownership interest in the joint venture for cash equal to the sum of Cook Inlet's original contribution to the joint venture plus accrued interest. The agreement also provides T-Mobile, with advance notice, the right to terminate Cook Inlet's exchange right during the first five years, or to cause Cook Inlet to exchange its joint venture interest for cash beginning on the sixth anniversary and continuing for 10 years.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

The exchange right does not meet the definition of a derivative instrument. The terms of the Exchange Rights Agreement is accounted for as a financing of the Company's purchase of Cook Inlet's interest in the joint venture, resulting in the derecognition of a noncontrolling interest.
On February 28, 2013, Cook Inlet and T-Mobile entered into an amended exchange rights agreement in which Cook Inlet would receive approximately $94 million in exchange for its interest in the joint venture in 2013, pending regulatory approval (Note 21).
MPL Site SPEs
The Company's MPL Site SPEs created in the Tower Transaction described in Note 4 are variable interest entities.

10.     Accrued Liabilities
Accrued liabilities are summarized as follows:

(dollars in millions)	2012	2011
Property and other taxes	$464	$482
Payroll and benefits	351	448
Dealer commissions	138	143
Toll and interconnect	49	39
Advertising	130	29
Other	182	91
	$1,314	$1,232

11.	Fair Value Measurements and Derivative Instruments
The Company accounts for certain assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company uses a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Observable inputs that reflect quoted prices in active markets for identical assets or liabilities;

Level 2	Inputs other than the quoted prices in active markets that are observable either directly or indirectly; and

Level 3	Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions.
T-Mobile uses observable market data, when available. Assets and liabilities of the Company measured at fair value include interest rate swaps, cross currency interest rate swaps designated as cash flow hedges, and investments and obligations related to the Company's nonqualified deferred compensation plan. During the years ended December 31, 2012 and 2011, the Company did not have any transfers between Levels 1, 2 or 3 in the three-tier value hierarchy.
Interest Rate Swaps
The Company manages interest rate risk by entering into interest rate swaps, which are included in other current assets as of December 31, 2012 and 2011. The total notional amount of such interest rate swaps held by the Company at December 31, 2012 and 2011 was $3.6 billion and $2.8 billion, respectively. Interest rate swaps are valued using discounted cash flow techniques. These techniques incorporate market-based observable inputs such as interest rates and credit spreads, considering each instrument's term, notional amount, discount rate and credit risk.
The Company's interest rate swaps are classified as Level 2 in the three-tier value hierarchy. The Company recorded gains on the change in the fair value of the interest rate swaps of $71 million, $73 million and $117 million during the years ended December 31, 2012, 2011 and 2010, respectively, which were included in interest expense.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Cross Currency Interest Rate Swaps
The Company entered into three cross currency interest rate swaps designated as cash flow hedges to exchange the proceeds from approximately $2.3 billion of intercompany Euro denominated notes payable to affiliates assumed on October 1, 2010 into U.S. dollars and to fix the future interest and principal payments in U.S. dollars, as well as mitigate the impact of foreign currency transaction gains or losses over the terms of the payables to affiliates extending to 2025. The fair value of the cross currency interest rate swaps as of December 31, 2012 was $144 million included in other assets. The fair value of the cross currency interest rate swaps as of December 31, 2011 was $8 million included in other assets, and $17 million included in other long-term liabilities. Cross currency interest rate swaps are valued using discounted cash flow techniques. These techniques incorporate market-based observable inputs such as interest rates and credit spreads, considering each instrument's term, notional amount, discount rate and credit risk.
The Company evaluates hedge effectiveness at the inception of the hedge prospectively as well as retrospectively and at the end of each reporting period, records any ineffective portion of the hedging instruments in interest expense. In the years ended December 31, 2012 and 2011, the hedges were evaluated as 100% effective, thus no gain (loss) was recognized in interest expense due to hedge ineffectiveness.
The Company's cross currency interest rate swaps are classified as Level 2 in the three-tier value hierarchy. For the year ended December 31, 2012, a $95 million, net of tax, gain on the cross currency interest rate swaps was recognized in other comprehensive (loss) income. For the year ended December 31, 2011, a $47 million, net of tax, loss on the cross currency interest rate swaps was recognized in other comprehensive (loss) income.
Nonqualified Deferred Compensation Plan
Included in long-term investments and other long-term liabilities are available for sale securities and obligations, respectively, relating to the Company's nonqualified deferred compensation plan, which are valued using quoted market prices in active markets or broker-dealer quotations. The nonqualified deferred compensation plan assets and liabilities are classified as Level 1 in the three‑tier value hierarchy.
The following tables provide a summary by level of the fair value of financial instruments as of December 31, 2012 and 2011 that are measured on a recurring basis:

(dollars in millions)	2012
	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$106	$—	$106
Cross currency interest rate swaps	—	144	—	144
Nonqualified deferred compensation plan	31	—	—	31
	$31	$250	$—	$281
Liabilities
Nonqualified deferred compensation plan	$31	$—	$—	$31
	$31	$—	$—	$31

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

(dollars in millions)	2011
	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$96	$—	$96
Cross currency interest rate swaps	—	8	—	8
Nonqualified deferred compensation plan	22	—	—	22
	$22	$104	$—	$126
Liabilities
Cross currency interest rate swaps	$—	$17	$—	$17
Nonqualified deferred compensation plan	22	—	—	22
	$22	$17	$—	$39
The following table summarizes the fair values of derivatives not designated as hedging instruments in the Consolidated Balance Sheets at December 31, 2012 and 2011:

(dollars in millions)	Derivatives Not Designated as Hedging Instruments
	2012	2011
Assets
Interest rate swaps	$106	$96
	$106	$96
Liabilities	$—	$—
Interest rate swaps	$—	$—
The following table summarizes the activity related to derivatives not designated as hedging instruments in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010:

(dollars in millions)	Derivatives Not Designated as Hedging Instruments
	2012	2011	2010
Amount of gain recognized in income
Interest rate swaps	$71	$73	$117
	$71	$73	$117
The following table summarizes the fair values of derivatives designated as hedging instruments in the Consolidated Balance Sheets at December 31, 2012 and 2011:

(dollars in millions)	Derivatives Designated as Hedging Instruments
	2012	2011
Assets
Cross currency interest rate swaps	$144	$8
	$144	$8
Liabilities	$—	$17
Cross currency interest rate swaps	$—	$17
The following tables summarizes the activity related to derivatives designated as hedging instruments in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010:

(dollars in millions)	Derivatives Designated as Hedging Instruments
	2012	2011	2010
Amount of loss recognized in other comprehensive income (loss), net of tax
Cross currency interest rate swaps	$95	$(47)	$(71)
	$95	$(47)	$(71)

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

12.	Payables to Affiliates
Payables to affiliates consist of notes payable, net of discounts and premiums, and other payables to affiliates. T-Mobile has obtained funding from Deutsche Telekom or its affiliates to meet working capital, capital expenditure, and other obligations. Notes payable arrangements with affiliates accrue interest from the date of issuance at stated interest rates or LIBOR plus an applicable margin, with accrued interest payable semi-annually, quarterly or monthly. The applicable interest rate on certain notes payable is subject to periodic change based on changes in the credit rating of Deutsche Telekom.
As of December 31, 2012, payables to affiliates were as follows:

(dollars in millions)	2012
Notes payable to affiliates, due 2013 (1.772% - 7.099%)	$1,273
Notes payable to affiliates, due 2014 (2.696% - 3.532%)	2,348
Notes payable to affiliates, due 2015 (2.843%)	1,905
Notes payable to affiliates, due 2016 (2.739%)	1,000
Notes payable to affiliates, due 2017	—
Notes payable to affiliates, thereafter (3.652% - 8.195%)	7,956
14,482
Unamortized discount and premium, net	463
Other payables to affiliates	329
Total payables to affiliates	15,274
Less: Current portion of long-term notes payable to affiliates	1,290
Less: Other current payables to affiliates	329
Long-term payables to affiliates	$13,655
As of December 31, 2011, payables to affiliates were as follows:

(dollars in millions)	2011
Notes payable to affiliates, due 2012 (2.815%)	$644
Notes payable to affiliates, due 2013 (1.770% - 7.099%)	1,273
Notes payable to affiliates, due 2014 (2.550% - 3.531%)	2,348
Notes payable to affiliates, due 2015 (2.689%)	1,905
Notes payable to affiliates, due 2016 (2.738%)	1,000
Notes payable to affiliates, thereafter (3.992% - 8.195%)	7,914
15,084
Unamortized discount and premium, net	543
Other payables to affiliates	468
Total payables to affiliates	16,095
Less: Current portion of long-term notes payable to affiliates	644
Less: Other current payables to affiliates	402
Long-term payables to affiliates	$15,049
The fair value of the Company's notes payable to affiliates is determined based on a discounted cash flow approach which considers the future cash flows discounted at current rates. The approach includes an estimate for the stand alone credit risk of T-Mobile. The fair value measurements utilized to estimate the fair value of the Company's notes payable to affiliates are classified as Level 2 in the three-tier value hierarchy described in Note 11. The following table presents the carrying amounts and fair values of the Company's current and long-term notes payable to affiliates:

(dollars in millions)	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Notes payable to affiliates	$14,945	$14,721	$15,627	$16,870
Although the Company has determined the estimated fair value amounts using available market information and commonly accepted valuation methodologies, considerable judgment is required in interpreting market data to develop fair value

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

estimates. The fair value estimates are based on information available at December 31, 2012 and 2011.  As such, the Company's estimates are not necessarily indicative of the amount that the Company could realize in a current market exchange and current estimates of fair value could differ significantly.

13.	Employee Savings and Compensation Plans
Employee Retirement Savings Plan
The Company sponsors a retirement savings plan for the majority of its employees under section 401(k) of the Internal Revenue Code and similar plans. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. The plans match a percentage of employee contributions up to certain limits. Employer matching contributions were $59 million, $51 million and $58 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Nonqualified Deferred Compensation Plan
The Company maintains a nonqualified deferred compensation plan for certain employees. Assets related to the plan are held in a grantor trust and are subject to the claims of creditors in the event of bankruptcy. As of December 31, 2012, assets of $31 million were recorded at market value and classified as long-term investments and the related $31 million deferred liability was included in other long-term liabilities. As of December 31, 2011, assets of $22 million were recorded at market value and classified as long-term investments and the related $22 million deferred liability was included in other long-term liabilities. Realized investment gains and losses are recognized in earnings and changes in unrealized gains and losses, not considered to be other than temporary, are recorded in other comprehensive (loss) income.
Executive Compensation Plan
For the years up to 2010, T-Mobile granted performance-based cash bonus awards under its Phantom Share Plan (“PSP”). Under the PSP, awards could be earned, in whole or in part, based upon customer growth on a sliding scale from 60% to 150% of the original number of phantom shares granted.
The value of a phantom share appreciated or depreciated from its $10 per share face value in proportion to the change in the Company's appraised enterprise value over the performance period. The value of an award was determined by multiplying the number of phantom share awards earned by the appraised value of a phantom share. Awards were earned and paid out ratably over a performance period of up to three years. Achievement of performance targets was determined annually and required approval by the Supervisory Board of Deutsche Telekom.
Effective January 1, 2011, T-Mobile replaced the PSP with a performance-based Long Term Incentive Plan (“LTIP”) that aligns to the Company's long-term business strategy. LTIP awards are earned over a performance period of three years with 50% of the target value earned on a ratable schedule and 50% of the target value earned at the end of the three year performance period based on achievement of applicable performance metrics.
Compensation expense reported within operating expenses related to the Company's PSP and executive compensation plan was $82 million, $52 million and $39 million for the years ended December 31, 2012, 2011 and 2010, respectively. Payments of $52 million, $33 million, and $41 million were made to participants related to T‑Mobile's executive bonus plans during the years ended December 31, 2012, 2011 and 2010, respectively.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

14.	Income Taxes
The total income tax expense (benefit) is summarized as follows:

(dollars in millions)	2012	2011	2010
Current tax expense (benefit)
Federal	$8	$(15)	$25
State and foreign	34	32	38
Total current tax expense	42	17	63
Deferred tax expense (benefit)
Federal	332	(383)	729
State and foreign	(31)	(65)	(14)
Deferred tax expense (benefit) exclusive of the effect of the change in valuation allowance	301	(448)	715
Change in valuation allowance	7	215	45
Total deferred tax expense (benefit)	308	(233)	760
Other noncurrent tax contingencies	—	—	(1)
Total income tax expense (benefit)	$350	$(216)	$822
The reconciliation between the United States federal statutory income tax rate and T-Mobile's effective income tax rate is as follows:

	2012	2011	2010
Federal statutory income tax rate	35.00%	35.00%	35.00%
State taxes, net of federal benefit	2.49	2.56	2.21
Change in valuation allowance	(0.10)	(4.36)	2.07
Impairment charges	(43.45)	(28.27)	—
Other, net	1.05	(0.54)	(1.52)
Effective income tax rate	(5.01)%	4.39%	37.76%
Significant components of deferred income tax assets and liabilities, tax effected, are as follows:

(dollars in millions)	2012	2011
Deferred tax assets
Loss carryforwards	$2,210	$2,426
Leases	755	672
Reserves and accruals	256	296
Federal alternative minimum tax credits	182	171
Other	184	164
Total deferred tax assets	3,587	3,729
Deferred tax liabilities
Intangible assets	(3,789)	(3,542)
Property and equipment	(2,222)	(2,271)
Other	(42)	(39)
Total deferred tax liabilities	(6,053)	(5,852)
Less: Valuation allowance	(497)	(491)
Net deferred tax liabilities	$(2,963)	$(2,614)

(dollars in millions)	2012	2011
Current deferred tax asset, net	$655	$668
Non-current deferred tax liability, net	(3,618)	(3,282)
Net deferred tax liability	$(2,963)	$(2,614)

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

As of December 31, 2012, the Company has approximately $4.9 billion in federal net operating loss (“NOL”) carryforwards. These federal NOL carryforwards will expire between 2018 and 2031. The Company's ability to utilize NOL carryforwards in any given year may be limited by certain events, including a significant change in ownership interest. The Company has available federal Alternative Minimum Tax credit carryforwards for tax purposes of approximately $182 million which may be used indefinitely to reduce regular federal income taxes.
A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the ability to generate sufficient income of the appropriate character within the carryforward period available under tax law and in the appropriate taxing jurisdictions. The Company considers many factors when assessing the likelihood of future realization of deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future income, the carryforward periods available for tax reporting purposes, and other relevant factors. As of December 31, 2012, the Company's valuation allowance relates to certain state NOL carryforwards of $460 million that have been determined not to be more likely than not realizable. Furthermore, $37 million of valuation allowance relates to stock option deductions included in the NOL carryforwards which will be reversed as an increase to equity when the related deferred tax assets are ultimately realized.
As of December 31, 2012, the Company has $12 million in unrecognized tax benefits that, if recognized, would affect the Company's annual effective tax rate. The Company reports interest and penalties separately from income tax expense. During 2012, accrued interest and penalties associated with unrecognized tax benefits were insignificant. The Company does not anticipate any significant increases or decreases to unrecognized tax benefits during the next twelve months.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(dollars in millions)	2012	2011	2010
Gross tax contingencies at beginning of year	$97	$19	$121
Gross decreases to tax positions in prior periods	(10)	—	(102)
Gross increases to current period tax positions	2	78	—
Gross tax contingencies at end of year	$89	$97	$19
Due to T-Mobile's NOL carryforwards, all tax years remain subject to examination by the Internal Revenue Service, although years prior to 2009 are closed for assessment. State tax examination/assessment laws operate in a manner similar to Federal.

15.	Earnings Per Share
Basic and diluted (loss) earnings per share is computed as net (loss) income divided by the weighted-average number of common shares outstanding for the period. Previously granted stock options for Deutsche Telekom stock were granted as part of the Company's legacy stock option incentive plan and therefore resulted in stock-based compensation expense to the Company. However, these awards do not affect the Company's equity structure and, therefore, do not represent potentially dilutive securities of the Company. As the Company has not issued any potentially dilutive securities, basic and diluted net (loss) income calculations are identical.
The computation of basic and diluted (loss) earnings per share (“EPS”) was as follows:

(dollars in millions, except per share amounts)	2012	2011	2010
Basic and Diluted EPS:
Net (loss) income	$(7,336)	$(4,718)	$1,357
Net income attributable to noncontrolling interest	—	—	(3)
Net (loss) income attributable to T-Mobile USA, Inc.	(7,336)	(4,718)	1,354
Weighted average shares outstanding - basic and diluted	292,669,971	292,669,971	292,669,971
Net (loss) income per common share - basic and diluted	$(25.07)	$(16.12)	$4.63

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

16.	Related Party Transactions
T-Mobile has obtained funding from Deutsche Telekom or its affiliates to meet working capital, capital expenditure, and other obligations. As of December 31, 2012, 2011 and 2010, the Company had significant payables due to Deutsche Telekom or its affiliates (Note 12). On October 1, 2010, T-Mobile distributed additional paid-in capital of $5.0 billion to Deutsche Telekom, funded through the assumption of $5.2 billion of notes payable to affiliates, net of $0.2 billion due for cross currency interest rate swaps entered into as economic hedges in connection with the debt assumption (Note 11). The Company had information technology service commitments with Deutsche Telekom or its affiliates of $16 million as of December 31, 2012 (Note 19).
The Company received net proceeds of $2.5 billion related to the Tower Transaction (Note 4) and distributed $2.4 billion of this amount to Deutsche Telekom during the year end December 31, 2012.
Transactions associated with Deutsche Telekom or its affiliates are included in various items in the accompanying Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Income (Loss), and Consolidated Statements of Cash Flows. The following tables summarize the transactions with Deutsche Telekom or its affiliates:

(dollars in millions)	2012	2011	2010
Related party revenues related to roaming agreements	$15	$20	$22
Related party expenses related to roaming agreements	6	11	14
Fees incurred for use of the T-Mobile brand	50	52	54
Interest expense to affiliates, excluding amounts capitalized	670	680	569
Net gains related to changes in fair value of interest rate swaps	71	73	117
Net gain (loss) related to changes in the fair value of cash flow hedges recorded in other comprehensive (loss) income	95	(47)	(71)
Purchases of telecommunications and IT services	105	108	61

(dollars in millions)	2012	2011
Amount owed to the Company for affiliate receivables and cash management agreement	$682	$1,820

The Company has intercompany interest rate swap agreements (“swaps”) and cross currency interest rate swaps with Deutsche Telekom or its affiliates (Note 11). The cross currency interest rate swaps are designated as cash flow hedges:

(dollars in millions for notional amounts)	2012		2011		2010
	Number of Contracts	Notional Amounts	Number of Contracts	Notional Amounts	Number of Contracts	Notional Amounts
Interest rate swaps entered into during the year	3	$2,300	—	$—	5	$1,750
Interest rate swaps terminated during the year	1	500	—	—	—	—
Interest rate swaps matured during the year	3	1,050	5	2,000	2	900
Interest rate swaps outstanding at year-end	7	3,550	8	2,800	13	4,800
Cash flow hedges entered into during the year	—	—	—	—	3	2,300
Cash flow hedges outstanding at year-end	3	2,300	3	2,300	3	2,300
As of December 31, 2012, the intercompany interest rate swaps outstanding had an aggregate net fair value of $106 million and the cash flow hedges have an aggregate negative net fair value of $144 million. As of December 31, 2011, the intercompany interest rate swaps outstanding had an aggregate net fair value of $96 million and the cash flow hedges have an aggregate negative net fair value of $8 million.
For the purposes of securing T-Mobile's obligations to provide handset insurance services (Note 1), Deutsche Telekom issued a $58 million letter of credit on the Company's behalf in 2010. As of December 31, 2012 and 2011, there was no balance outstanding on the letter of credit.

17.	Restructuring Costs
In 2012, T-Mobile consolidated its call center operations from 24 to 17 facilities. In addition, T-Mobile restructured and optimized operations in other parts of the business to strengthen T-Mobile's competiveness in the U.S. marketplace. Major

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

costs incurred primarily related to lease buyout costs, severance payments and other personnel-related restructuring costs. In regards to these restructuring activities, the Company recognized total costs of approximately $85 million during year ended December 31, 2012 as restructuring costs. Substantially all costs related to this consolidation effort have been incurred as of December 31, 2012. As of December 31, 2012, $32 million of costs incurred were included in accrued liabilities.
Activity associated with restructuring costs in accrued liabilities was as follows:

(dollars in millions)	2012
Balance as of December 31, 2011	$—
Personnel related restructuring costs	50
Nonpersonnel related restructuring costs	35
Cash payments	(53)
Balance as of December 31, 2012	$32

18.	Supplemental Cash Flow Information

(dollars in millions)	2012	2011	2010
Interest and income tax payments
Interest payments-affiliates	$828	$831	$678
Interest payments-other	17	4	5
Income tax payments, net of refunds received	42	16	70
Noncash investing and financing activities
Increase (decrease) in accounts payable for purchases of property and equipment	465	(294)	(17)
Relinquishment of accounts receivable from affiliates in satisfaction of notes payable to affiliates	644	500	2,615
Equity distribution in exchange for payables to affiliates (Note 16)	—	—	5,000
Assumption of payables to affiliates in exchange for derivatives	—	—	166
Rollover of current payables to affiliates	—	—	3,150
Acquisition of the remaining interest in a rural wireless carrier in exchange for spectrum licenses	—	—	32
Noncash portion of spectrum license swap transactions	470	50	—
Spectrum licenses received in exchange for accounts receivable from affiliates	1,163	—	—

19.	Commitments and Contingencies
Operating Leases
T-Mobile operates cell sites, switch sites, retail stores and office facilities, which are leased with contractual terms expiring between 2013 and 2028. The majority of cell site leases have an initial term of five years, with renewal options for varying additional five-year periods. The Company considers renewal options on leases that are reasonably assured of exercise only up to a total term ending closest to 15 years from inception or acquisition of the lease.
The Company continues to recognize rent expense, including the effect of fixed increases in rent, on a straight-line basis over the term estimated at inception or acquisition of the lease. Beginning in 2010, the Company assessed reasonably assured renewals for all new leases and began recording rent expense on a straight-line basis over a term ending closest to 15 years. The disclosure of the future minimum lease payments under operating leases have been modified to exclude rentals during periods covered by renewal options that are no longer considered to be reasonably assured of exercise.
T-Mobile has operating leases with local exchange carriers for dedicated transportation lines. The original terms of these commitments vary from five years up to ten years.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Future minimum payments required under dedicated transportation lines and other operating leases over their remaining terms, including reasonably assured renewals are summarized below:

(dollars in millions)	Dedicated Transportation Lines	Other Operating Leases
Years Ending December 31,
2013	$196	$1,499
2014	127	1,501
2015	82	1,475
2016	39	1,444
2017	20	1,390
Thereafter	11	5,853
	$475	$13,162

Aggregate rental expense for cell sites, switch sites, retail stores and office facilities, including accounting for lease expense on a straight line basis was $1.8 billion for the year ended December 31, 2012 and $1.7 billion for the years ended December 31, 2011 and 2010. Aggregate rental expense for transportation lines under operating leases was $546 million, $670 million and $779 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Other Commitments
T-Mobile has commitments with local exchange carriers for non-dedicated transportation lines. The original terms of these commitments vary from five years up to ten years. Additionally included within the table below, the Company has entered into marketing sponsorship agreements and various other commitments with a variety of suppliers primarily to purchase handsets, network services, equipment, software and other items in the ordinary course of business, with various terms, through 2017. These amounts are not reflective of the Company's entire anticipated purchases under the related agreements, but are generally determined based on the non-cancelable quantities or termination amounts to which the Company is contractually obligated.
During the year ended December 31, 2012, T-Mobile signed various agreements with suppliers under which it has incurred purchase commitments totaling $4.4 billion relating to LTE-capable network equipment and handsets.
Future minimum payments required under non-dedicated transportation lines and other purchase commitments over their remaining terms are summarized below:

(dollars in millions)	Non-Dedicated Transportation Lines	Other Purchase Commitments
Years Ending December 31,
2013	$540	$1,206
2014	533	528
2015	518	86
2016	450	95
2017	335	2,730
Thereafter	248	—
	$2,624	$4,645
Bank Line of Credit
T-Mobile had a $150 million unsecured credit facility with U.S. Bank National Association available for working capital and other corporate purposes. The credit facility had variable interest rates based on LIBOR, plus a specified margin. The credit facility contained provisions to maintain compliance with certain covenants. The Company had no borrowings outstanding and the credit facility expired as of December 31, 2011.

T-Mobile USA, Inc.
Notes to Consolidated Financial Statements
December 31, 2012, 2011 and 2010

Capital Contribution Commitments
T-Mobile, AT&T and Verizon have partnered to create a national mobile commerce payment network. In accordance with the terms of the joint venture agreement, certain performance measures may be triggered in 2013 and the Company may opt to contribute additional capital ratably based on its equity ownership percentage over the operating life of the joint venture.
Contingencies and Litigations
T-Mobile is party to various claims, legal actions and complaints from time to time in the ordinary course of business. While the Company cannot predict the outcome of these matters with absolute certainty, the Company believes that all such matters are adequately indemnified by third parties, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not likely have a material adverse effect on the Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Income (Loss) or Consolidated Statements of Cash Flows. These statements are based on the Company's current understanding of relevant facts and circumstances. As such, the Company's view of these matters is subject to inherent uncertainties and may change in the future.

20.	Termination of Agreement for Sale of T-Mobile to AT&T
On March 20, 2011, Deutsche Telekom and AT&T entered into a definitive agreement (the “Stock Purchase Agreement”) under which AT&T would have acquired T-Mobile from Deutsche Telekom in a cash and stock transaction valued at approximately $39 billion, subject to adjustment in accordance with the agreement. On August 31, 2011, the U.S. Department of Justice (“DOJ”) filed a complaint in the Federal District Court of Washington, D.C. to block the acquisition. On November 24, 2011, AT&T and Deutsche Telekom withdrew their pending applications at the FCC for the transfer of T-Mobile spectrum licenses to AT&T as part of AT&T's acquisition of T-Mobile. On December 20, 2011, AT&T and Deutsche Telekom jointly announced the termination of the Stock Purchase Agreement. AT&T agreed to provide Deutsche Telekom with additional consideration (“break-up consideration”) under the terminated Stock Purchase Agreement. As a result, AT&T made a $3.0 billion cash payment to Deutsche Telekom in December 2011. The break-up consideration also included the right to the transfer of AWS spectrum and a long-term agreement on UMTS roaming within the U.S. that was subsequently received in 2012. None of the components of the break-up consideration were reflected in T-Mobile's consolidated financial statements as of December 31, 2011.
During the year ended December 31, 2012, T-Mobile acquired spectrum licenses valued at $1.2 billion from Deutsche Telekom related to the break-up consideration (Note 7).
In connection with this terminated transaction, T-Mobile incurred AT&T transaction-related costs of $20 million and $187 million for the years ended December 31, 2012 and 2011, respectively, primarily consisting of employee-related expenses.

21.	Subsequent Events
On February 28, 2013, Cook Inlet and T-Mobile entered into an amended exchange rights agreement in which Cook Inlet would receive approximately $94 million in exchange for its interest in the joint venture in 2013, pending regulatory approval (Note 9).
Subsequent events were evaluated for disclosure through March 1, 2013, the date on which the financial statements were issued.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
In this report T-Mobile has made forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning T-Mobile's possible or assumed future results of operations. Forward-looking statements also include those containing the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, T-Mobile claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse conditions in the U.S. and international economies or disruptions to the credit and financial markets;

•	competition in the wireless services market;

•	the ability to complete and realize expected synergies and other benefits of acquisitions and dispositions;

•	the inability to implement T-Mobile's business strategies or ability to fund our wireless operations, including payment for additional spectrum, network upgrades, and technological advancements;

•	the ability to renew T-Mobile's spectrum licenses on attractive terms;

•	the ability to manage growth in wireless data services including network quality and acquisition of adequate spectrum licenses at reasonable costs and terms;

•	material changes in available technology;

•	the timing, scope and financial impact of T-Mobile's deployment of 4G LTE technology;

•	the impact on T-Mobile's networks and business from major technology equipment failures;

•	breaches of network or information technology security, natural disasters or terrorist attacks or existing or future litigation and any resulting financial impact not covered by insurance;

•	any changes in the regulatory environments in which T-Mobile operates, including any increase in restrictions on the ability to operate T-Mobile's networks;

•	any disruption of T-Mobile's key suppliers' provisioning of products or services;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•
changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and,

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.
Except as expressly stated, the financial condition and results of operations discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations are those of T-Mobile USA, Inc. ("T-Mobile") and its consolidated subsidiaries.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide a reader of T-Mobile's financial statements with a narrative from the perspective of management on T-Mobile's financial condition, results of operations, liquidity and certain other factors that may affect future results. Unless expressly stated otherwise, the comparisons presented in this MD&A refer to the same period in the prior year. T-Mobile's MD&A is presented in twelve sections:

•	Company Overview

•	Results of Operations

•	Critical Accounting Policies and Estimates

•	Performance Measures

•	Reconciliation of Non-GAAP Financial Measures

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements

•	Contractual Obligations

•	Related Party Transactions

•	Restructuring Costs

•	Effect of New Accounting Standards

•	Quantitative and Qualitative Disclosures About Financial, Credit, Market and Liquidity Risk
T-Mobile's MD&A should be read in conjunction with the audited financial statements and notes thereto included herein.

Company Overview

T-Mobile USA, Inc. (“T-Mobile”) is a wireless telecommunications carrier that offers mobile communications services under the T-Mobile brand in the United States, Puerto Rico and the U.S. Virgin Islands. T-Mobile operates its business in one reportable segment. T-Mobile's service offerings include contract and non-contract (“prepaid”) wireless voice, messaging and data services, mobile broadband and wholesale wireless services. As of December 31, 2012, T-Mobile provides service to approximately 33.4 million customers through its nationwide voice and data networks.
As of December 31, 2012, T-Mobile's nationwide coverage offers wireless voice, messaging, and data services across a service area covering over 280 million people in most metropolitan areas. In addition, T-Mobile has roaming agreements with other mobile communication network operators that allow mobile communication services to be provided beyond the direct coverage area of the T-Mobile network. Services from T-Mobile are provided using Evolved 4G High Speed Packet Access (“HSPA+”), Universal Mobile Telecommunications Systems (“UMTS”), General Packet Radio Service (“GPRS”), Enhanced Data rates for GSM Evolution (“EDGE”), and the Global System for Mobile Communications (“GSM”) technologies. In 2013, T-Mobile expects to launch 4G services using Long Term Evolution (“LTE”) technology in the vast majority of the major metropolitan areas for a total LTE service area covering a population of approximately 200 million people by the end of 2013.

Customers

T-Mobile generates revenue from three primary categories of customers: branded contract, branded prepaid and wholesale. Branded contract customers generally include customers that activated service on a contract, and branded prepaid customers include customers who generally pay in advance or did not activate service on an annual contract. Wholesale customers include Machine-to-Machine (“M2M”) customers and Mobile Virtual Network Operator (“MVNO”) customers that operate on the T-Mobile network, but are managed by wholesale partners. T-Mobile generates the majority of its revenues by providing wireless communication services to branded contract customers. Therefore, T-Mobile's ability to acquire and retain branded contract customers is significant to its business, including the generation of service revenues, equipment sales and other revenues. During 2012, 84% of T-Mobile's service revenues were generated by providing wireless communication services to branded contract customers, compared to 10% for branded prepaid customers, and 6% for wholesale customers, roaming and other services.

Services and Products
T-Mobile offers affordable wireless communication services nationwide through a variety of pricing plans, including contract and no-contract service plans.
In the third quarter of 2011, T-Mobile introduced “Value” plans which bring more choice and value to branded contract customers. Value plans allow customers to subscribe for T-Mobile's wireless services separately without purchase of or payment for a bundled handset. Customers on T-Mobile Value plans benefit from reduced monthly service charges and can choose whether to use their own compatible handset on T-Mobile's network or purchase a handset from T-Mobile or one of its dealers. Customers who choose to purchase their handset from T-Mobile pay the full suggested retail price for the handset. Depending on their credit profile, qualifying customers have the choice of either paying for a handset at the point-of-sale or financing a portion of the purchase price over a 20-month installment period. For each handset sold, T-Mobile Value plans result in increased equipment revenue, compared to traditional bundled price plans that typically offer a handset discount, but involve higher service charges. As a result, T-Mobile Value plans result in increased net income during the period of activation while monthly service revenues are lower over the service period as further described in “Results of Operations - Equipment Sales."
In 2011, T-Mobile also introduced “Monthly4G” plans, a branded prepaid service offering that provides customers with a variety of plan choices including unlimited talk, text and web service on the T-Mobile nationwide 4G network at flat monthly rates without the requirement of an annual contract.

T-Mobile sells services, devices and accessories through T-Mobile owned and operated retail stores and independent third party retail outlets and over the Internet through the T-Mobile website and a variety of third party web locations. T-Mobile offers a wide selection of wireless devices and accessories, including smartphones, wirelessly enabled computers (i.e., notebooks and tablets), and data cards which are manufactured by various suppliers. In December 2012, T-Mobile announced that it had entered into an agreement with Apple, Inc. to bring products to market together in 2013. In the meantime, customers can bring their own “unlocked” iPhone to use on T-Mobile's network. T-Mobile sells devices directly to consumers, as well as to dealers and other third party distributors for resale. Similar to other wireless service providers, some of T-Mobile's service plans provide customers substantial equipment subsidies as an incentive to initiate or upgrade service.

Operating Trends

During the three years ended December 31, 2012, T-Mobile experienced declines in revenues primarily as a result of sustained net losses of branded contract customers, which were driven by competitive pressures, including the exclusive launch by other wireless carriers of certain smartphones and other devices not offered by T-Mobile, including the iPhone, the promotion of deeply discounted handsets and the targeting of existing T-Mobile customers by T-Mobile's competitors. The decline in T-Mobile's branded contract customer base during the three years ended December 31, 2012, was offset partially by strong growth in branded prepaid customers in 2012 and 2011, and by net additions of wholesale customers during the three years ended December 31, 2012. As a result, there has been a significant shift in T-Mobile's customer portfolio as branded contract customers declined from 76% of T-Mobile's 33.8 million total customers at the beginning of 2010 to 61% of its 33.4 million total customers as of December 31, 2012.
Strong growth in data revenues as a result of broad and increasing adoption of smartphones and data plans by T-Mobile's customers partially offset service revenue declines resulting from sustained branded contract customer losses. Data plan growth and smartphone adoption have positively contributed to T-Mobile's branded revenues and equipment sales for the past three years. Data revenues for the fourth quarter of 2012 increased 33% compared to the first quarter of 2010. The number of customers using smartphones increased rapidly from approximately 4 million as of January 1, 2010 to 12 million as of December 31, 2012. Given the growing customer demand for 4G mobile broadband data services, T-Mobile expects data usage and smartphone adoption to continue to increase.
Over the same period, T-Mobile has also experienced declines in operating income and Adjusted EBITDA (see definition of “Adjusted EBITDA” in “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Performance Measures”). These declines were primarily attributable to the declines in revenues and increases in the costs of handsets sold. The increases in costs of handsets sold relates primarily to the increasing number of more costly smartphones sold.
In response to these trends, T-Mobile launched the “Challenger Strategy” described below and entered into strategic initiatives to transform T-Mobile and improve its operational and financial performance. While T-Mobile continued to face intense competition, branded contract customer losses, and revenue declines during 2012, T-Mobile is starting to see improvements in branded net customer losses and branded contract customer churn. In addition, during the year ended December 31, 2012, branded prepaid revenues and customers have increased compared to the respective period in 2011, due primarily to strong prepaid customer additions and improved customer retention as a result of T-Mobile's Monthly4G plans. Additionally, equipment sales increased by 18% in 2012 compared to 2011 despite the lower quantity of handsets sold in 2012 as a result of customer adoption of T-Mobile's Value plans. For each handset sold on a Value plan, T-Mobile benefits from increased equipment revenue, compared to traditional bundled price plans that typically offer a discounted handset. T-Mobile anticipates that the Challenger Strategy and initiatives described below will have a positive impact on future results of operations and cash flows.
Competition

The wireless telecommunications industry is highly competitive and T-Mobile faces substantial and increasing competition in all aspects of its business. T-Mobile's competitors include a wide range of national facilities-based carriers such as AT&T Inc. (“AT&T”), Verizon Wireless (“Verizon”) and Sprint Nextel Corporation (“Sprint”) and a large number of regional facilities-based providers of wireless communications services such as MetroPCS Communications, Inc. (“MetroPCS”) and Leap Wireless International, Inc., as well as resellers of those services. Widespread promotions offering consumers discounted handsets, heavy spending on advertising, high capital intensity of network investments, and significant economies of scale all contribute to a highly competitive industry environment. T-Mobile is the fourth largest wireless carrier in the U.S. and as such lacks the size and scale advantages enjoyed by its three larger competitors, AT&T, Verizon and Sprint. AT&T and Verizon, in particular, have been successful in recent years in increasing their share of the market for contract customers. T-Mobile competes for customers based principally on differentiation of its mobile communications network services, such as network quality and coverage area, wireless device offerings, price, and customer service.

As discussed in “Operating Trends,” T-Mobile has experienced significant losses of branded contract customers. In response to these trends, T-Mobile launched the Challenger Strategy that focuses on key strategic initiatives to improve T-Mobile's business.

Challenger Strategy
T-Mobile continues to aggressively pursue its Challenger Strategy, originally launched in 2011 and developed to reposition T-Mobile and return T-Mobile to growth. The Challenger Strategy is comprised of the following five elements to drive growth and increase profitability:

•
Amazing 4G Services. T-Mobile is currently in the process of upgrading its network with a $4 billion investment designed to modernize the 4G network, improve coverage, align spectrum bands with other key players in the U.S. market and deploy nationwide LTE services in 2013. T-Mobile currently operates on HSPA+ 21 and dual-carrier HSPA+ 42 network technology which delivers 4G data speeds. Upon completion of the T-Mobile network modernization at the end of 2013, coverage will be further improved through the use of tower top electronics that enhance signal propagation and reception. The timing for the launch of LTE allows T-Mobile to take advantage of the latest and most advanced LTE technology infrastructure, improving the overall capacity and performance of T-Mobile's 4G network, while optimizing spectrum resources. By the end of 2013, T-Mobile expects to broadly deploy LTE to reach over 200 million people.

•
Value Leadership. T-Mobile plans to extend its position as the leader in delivering distinctive value for consumers in all customer segments. T-Mobile's Value plans bring even more flexibility and value to customers by allowing customers the option to pay for handsets over an installment period or bring their own device, while receiving affordable nationwide 4G service rates. With spectrum bands aligned to other major U.S. carriers, customers can bring their unlocked device from other wireless carriers and receive wireless services consistent with T-Mobile's value proposition. For prepaid customers, T-Mobile's Monthly4G services bring T-Mobile's nationwide 4G network quality and performance to prepaid customers at flat monthly rates without the requirement of an annual contract.

•
Trusted Brand. T-Mobile positions itself as the brand that consumers trust for affordable 4G services. By focusing on unlimited data services and simplified billing, T-Mobile intends to reduce overages and surprise charges as well as eliminate other sources of customer dissatisfaction. Modernization of the network and introduction of Apple products in 2013 will further reposition T-Mobile as offering a dependable high-speed service with a full range of desirable handsets and devices.

•
Multi-segment Player. T-Mobile will continue to operate in multiple segments to accelerate growth. In B2B, T-Mobile has made significant investments in software and systems. Additionally, T-Mobile will continue to expand its wholesale business through MVNOs and other wholesale relationships where its spectrum depth, available network capacity and GSM technology base help secure profitable wholesale customers.

•
Aligned Cost Structure (Challenger Business Model). T-Mobile intends to continue to pursue a low-cost business model and has already delivered in excess of $1 billion in annual run-rate cost savings through its Reinvent cost reduction program. These cost programs are on-going as T-Mobile continues to work to simplify its business and drive operational efficiencies. A portion of the Reinvent savings has been, and will continue to be, reinvested into customer acquisition programs.

Acquisitions and Dispositions

In December 2011, Deutsche Telekom AG (“Deutsche Telekom”), T-Mobile's parent company, acquired the right to the transfer of spectrum licenses from AT&T as part of the breakup consideration in connection with the termination of the proposed acquisition of T-Mobile by AT&T. In May 2012, T-Mobile obtained the spectrum licenses from Deutsche Telekom in a non-cash transaction in return for satisfaction of $1.2 billion in accounts receivable from affiliates. This transfer provided T-Mobile with AWS mobile spectrum in 128 service areas, including 12 of the top 20 metropolitan areas.
In September 2012, T-Mobile completed a spectrum license transaction with Verizon for the purchase and exchange of certain AWS spectrum licenses in 218 service areas across the U.S. The transaction improves T-Mobile's spectrum position in 15 of the top 25 metropolitan areas in the U.S. and realigns its existing spectrum holdings. Both of these transactions provide T-

Mobile with critical AWS spectrum, enhancing network capacity as well as network performance, and allowing T-Mobile to meet the growing consumer demand for 4G mobile broadband data services.
In September 2012, T-Mobile entered into definitive agreements with Crown Castle International (“CCI”) regarding the sale of rights to operate certain wireless communication towers owned by T-Mobile. On November 30, 2012, the transaction closed and T-Mobile received net proceeds of $2.5 billion of which T-Mobile distributed $2.4 billion to its parent, Deutsche Telekom. Under the terms of the transaction, CCI acquired the sole rights to lease and operate approximately 7,100 wireless communication towers through either purchase of the towers, or under long-term prepaid lease and management agreements. Furthermore, CCI was granted an option to acquire any sites that were not sold to CCI at the end of their respective lease term. T-Mobile has leased back and continues to have rights to space on the towers to operate its wireless communication equipment. The master lease agreement governing the lease-back of tower space provides T-Mobile with an initial term and several optional renewals at lease rental rates that are consistent with those it has for similar sites where T-Mobile leases space on third-party owned towers.

On October 3, 2012, Deutsche Telekom and MetroPCS announced the business combination agreement, which provides for the combination of T-Mobile and MetroPCS. Under the terms of the business combination agreement, Deutsche Telekom will receive 74% of the fully-diluted shares of common stock of the combined company (calculated pursuant to the business combination agreement) in exchange for its contribution of all of T-Mobile's common stock.

Results of Operations

In this section, T-Mobile discusses the overall results of its consolidated operations.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Set forth below is a summary of certain financial information for the periods indicated:

	Year Ended December 31,
	2012	2011	Change
	(In millions)
Revenues
Branded contract revenues	$14,521	$16,230	(11)%
Branded prepaid revenues	1,715	1,307	31%
Wholesale revenues	544	443	23%
Roaming and other service revenues	433	501	(14)%
Total service revenues	17,213	18,481	(7)%
Equipment sales	2,242	1,901	18%
Other revenues	264	236	12%
Total revenues	19,719	20,618	(4)%
Operating expenses
Network costs, excluding depreciation and amortization	4,661	4,952	(6)%
Cost of equipment sales	3,437	3,646	(6)%
Customer acquisition, excluding depreciation and amortization	3,286	3,185	3%
General and administrative, excluding depreciation and amortization	3,510	3,543	(1)%
Depreciation and amortization	3,187	2,982	7%
Impairment charges	8,134	6,420	27%
Restructuring costs	85	—	100%
Other, net	(184)	169	**
Total operating expenses	26,116	24,897	5%
Operating loss	(6,397)	(4,279)	49%

Other (expense) income
Interest expense to affiliates	(661)	(670)	1%
Income tax (expense) benefit	(350)	216	**
Other, net	72	15	**
Net loss	$(7,336)	$(4,718)	55%
** Not meaningful
Branded Contract Revenues. Branded contract revenues decreased by $1.7 billion, or 11%, to $14.5 billion for the year ended December 31, 2012 from $16.2 billion for the year ended December 31, 2011. The decrease was primarily attributable to a 9% year-over-year decline in the number of average branded contract customers. Branded contract revenues were also negatively impacted by the growth of T-Mobile's Value plans which have lower average revenue per user (see “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Performance Measures”) than other T-Mobile branded contract rate plans. Compared to other traditional bundled price plans, Value plans result in lower service revenues over the service contract period, but higher equipment revenues at the time of the sale as Value plans do not include a bundled sale of a heavily discounted handsets. These decreases were partially offset by an increase in data revenues from customer adoption of smartphones with accompanying data plans. Smartphone customers accounted for 61% of total branded contract customers at December 31, 2012, up from 49% at December 31, 2011.
Branded Prepaid Revenues. Branded prepaid revenues increased by $408 million, or 31%, to $1.7 billion for the year ended December 31, 2012 from $1.3 billion for the year ended December 31, 2011. The increase was primarily attributable to the 21% growth of branded prepaid customers in 2012 driven by the success of T-Mobile's Monthly4G plans, which were introduced in the second quarter of 2011. In addition, branded prepaid average revenue per user (see “Management's

Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Performance Measures”) increased by 11% during 2012.
Wholesale Revenues. Wholesale revenues increased by $101 million, or 23%, to $544 million for the year ended December 31, 2012 from $443 million for the year ended December 31, 2011. The increase was primarily attributable to the 15% growth of average MVNO customers during 2012.
Roaming and Other Service Revenues. Roaming and other service revenues decreased by $68 million, or 14%, to $433 million for the year ended December 31, 2012 from $501 million for the year ended December 31, 2011. The decrease was primarily attributable to lower data roaming revenues due to rate reductions with certain roaming partners.
Equipment Sales. Equipment sales increased by $341 million, or 18%, to $2.2 billion for the year ended December 31, 2012 from $1.9 billion for the year ended December 31, 2011. Equipment sales increased in 2012 from higher revenue per unit sold on lower unit sales volumes. The higher revenue per unit sold was primarily attributable to equipment sales changes in connection with T-Mobile's Value plans. For each handset sold on a Value plan, T-Mobile benefits from increased equipment revenue, compared to traditional bundled price plans that typically offer a discounted handset combined with higher service charges. Additionally, smartphone sales growth contributed to the year-over-year increase in equipment sales as smartphones have higher revenue per unit sold compared to other phones.

Other Revenues. Other revenues increased by $28 million, or 12%, to $264 million for the year ended December 31, 2012 from $236 million for the year ended December 31, 2011. The increase is primarily due to higher co-location rental income from leasing out space at T-Mobile owned wireless communication towers to third parties.
Network Costs. Network costs, excluding depreciation and amortization, decreased by $291 million, or 6%, to $4.7 billion for the year ended December 31, 2012 from $5.0 billion for the year ended December 31, 2011. The decrease was attributable to lower roaming expenses related to a decline in customer base and associated usage compared to the year ended December 31, 2011. Additionally, due to the network transition to enhanced telecommunication lines in 2012, T-Mobile was able to accommodate higher data volumes at a lower cost year-over-year resulting in lower network costs.
Cost of Equipment Sales. Cost of equipment sales decreased by $209 million, or 6%, to $3.4 billion for the year ended December 31, 2012 from $3.6 billion for the year ended December 31, 2011. The decrease was primarily attributable to the 10% decline in handset unit sales volumes, partially offset by higher costs per handset sold from an increased share of smartphones sold in 2012.
Customer Acquisition. Customer acquisition, excluding depreciation and amortization, increased by $101 million, or 3%, to $3.3 billion for the year ended December 31, 2012 from $3.2 billion for the year ended December 31, 2011. The increase was primarily attributable to higher advertising expenses associated with new promotional campaigns launched in 2012 partially offset by lower commissions costs from fewer branded contract customer gross customer additions in 2012.
General and Administrative. General and administrative expense, excluding depreciation and amortization, remained relatively consistent at approximately $3.5 billion for each of the years ended December 31, 2012 and 2011. The slight decrease was primarily attributable to lower employee-related expenses in 2012 as a result of restructuring initiatives implemented in the first half of 2012.

Depreciation and Amortization. Depreciation and amortization expense increased by $205 million, or 7%, to $3.2 billion for the year ended December 31, 2012 from $3.0 billion for the year ended December 31, 2011. The increase was due to additional depreciation of approximately $268 million recorded as a result of adjustments to useful lives on equipment to be replaced in connection with the network modernization efforts (See "Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Critical Accounting Polices and Estimates").

Impairment Charges. An impairment charge of $8.1 billion was recorded on goodwill for the year ended December 31, 2012 compared to impairment charges of $6.4 billion recorded on goodwill and spectrum licenses for the year ended December 31, 2011. T-Mobile determined that the business combination with MetroPCS Communications announced in October 2012 was a triggering event for a goodwill impairment assessment. The fair value of T-Mobile implied by using the market value of MetroPCS Communications and the exchange terms contemplated in the business combination agreement was less than the carrying amount, including goodwill, of the T-Mobile's single reporting unit as of September 30, 2012. T-Mobile used the fair value implied by the transaction to estimate the fair value of the reporting unit in step one of its goodwill impairment test. Because the first step in the impairment process indicated that the carrying value exceeded the fair value of the reporting unit as of September 30, 2012, T-Mobile performed the second step in the goodwill impairment test. As a result of the second step of the impairment analysis, T-Mobile concluded that the implied goodwill as of September 30, 2012 was $0, and recognized a non-cash impairment charge of $8.1 billion. T-Mobile attributes this impairment to the business impacts from the highly competitive environment in the U.S. wireless telecommunications industry and the ongoing challenges in attracting and retaining branded contract customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Results of Operations Year Ended December 31, 2011 Compared to Year Ended December 31, 2010" for details of the impairment charges recorded for the year ended December 31, 2011.
Restructuring Costs. Restructuring costs of $85 million for the year ended December 31, 2012 relate to T-Mobile consolidating its call center operations from 24 to 17 facilities and restructuring and optimized operations in other parts of the business in an effort to reduce operating costs. No restructuring costs were incurred during the year ended December 31, 2011.

Other, net. Other, net in the operating expenses section reflects the net effect of transaction-related gains and expenses. The net gain of $184 million 2012 primarily relates to a gain recorded on an AWS spectrum license exchange, partially offset by expenses associated with the terminated AT&T acquisition of T-Mobile. The net expense of $169 million in December 31, 2011 primarily related to employee-related costs associated with the terminated AT&T acquisition of T-Mobile.
Interest Expense to Affiliates. Interest expense to affiliates was consistent at $661 million for the year ended December 31, 2012 compared to $670 million for the year ended December 31, 2011.

Income Tax (Expense) Benefit. Income tax expense was $350 million for the year ended December 31, 2012 compared to an income tax benefit of $216 million for the year ended December 31, 2011.  The increase in income tax expense for the year ended December 31, 2012 compared to 2011 was primarily due to the tax benefit recorded in 2011 related to impairment charges on spectrum licenses. The effective tax rate was (5.0)% and 4.4% for the years ended December 31, 2012 and 2011, respectively. The change in the effective tax rate for 2012 compared to 2011 was primarily due to the impact of the goodwill impairment recorded in 2012.

Net Loss. Net loss was $7.3 billion for the year ended December 31, 2012 compared to net loss of $4.7 billion for the year ended December 31, 2011. The net losses recorded in 2012 and 2011 were primarily a result of the $8.1 billion impairment charge recorded on goodwill in 2012, and the $6.4 billion impairment charges recorded on goodwill and spectrum licenses in 2011, respectively.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Set forth below is a summary of certain financial information for the periods indicated:

	Year Ended December 31,
	2011	2010	Change
	(In millions)
Revenues
Branded contract revenues	$16,230	$16,538	(2)%
Branded prepaid revenues	1,307	1,384	(6)%
Wholesale revenues	443	199	123%
Roaming and other service revenues	501	612	(18)%
Total service revenues	18,481	18,733	(1)%
Equipment sales	1,901	2,404	(21)%
Other revenues	236	210	12%
Total revenues	20,618	21,347	(3)%
Operating expenses
Network costs, excluding depreciation and amortization	4,952	4,895	1%
Cost of equipment sales	3,646	4,237	(14)%
Customer acquisition, excluding depreciation and amortization	3,185	3,205	(1)%
General and administrative, excluding depreciation and amortization	3,543	3,535	—%
Depreciation and amortization	2,982	2,773	8%
Impairment charges	6,420	—	**
Other, net	169	(3)	**
Total operating expenses	24,897	18,642	34%
Operating (loss) income	(4,279)	2,705	**

Other (expense) income
Interest expense to affiliates	(670)	(556)	21%
Income tax benefit (expense)	216	(822)	**
Other, net	15	30	(50)%
Net (loss) income	$(4,718)	$1,357	**
** Not meaningful

Branded Contract Revenues. Branded contract revenues decreased by $308 million, or 2%, to $16.2 billion for the year ended December 31, 2011 from $16.5 billion for the year ended December 31, 2010. The decrease was primarily attributable to declines in the number of branded contract customers, which decreased by 9% during 2011. This decrease in revenues was partially offset by increased data revenues from customer adoption of data plans and a more robust offering of 3G/4G wireless devices. Smartphone customers accounted for 49% of total branded customers at the end of 2011, up from 33% at the end of 2010. In the fourth quarter of 2010, T-Mobile began directly providing handset insurance services, resulting in branded contract revenues of $627 million for the year ended December 31, 2011 and $114 million for the year ended December 31, 2010. Previously, handset insurance was provided through a third party insurance provider and respective revenues from sales of replacement handsets to the insurance provider were recorded in equipment sales, and commission earned related to sales of handset insurance were reported within roaming and other service revenues. In addition, the introduction of reconnection fees in the third quarter of 2011 positively impacted branded contract revenues by approximately $171 million in 2011.

Branded Prepaid Revenues. Branded prepaid revenues decreased by $77 million, or 6%, to $1.3 billion for the year ended December 31, 2011 from $1.4 billion for the year ended December 31, 2010. The decrease was primarily attributable to the decline in the average number of branded prepaid customers due to the strategic phase-out of certain prepaid products, primarily the “FlexPay No Contract” product, due to the higher churn rates from these products. In 2011, T-Mobile introduced flat rate Monthly4G plans and grew data revenues through rising sales of prepaid data plans, which helped partially offset the decline in branded prepaid revenue.

Wholesale Revenues. Wholesale revenues increased by $244 million to $443 million for the year ended December 31, 2011 from $199 million for the year ended December 31, 2010. The increase was primarily attributable to growth in MVNO customers in 2011 compared to 2010. M2M revenues remained consistent in 2011 and 2010.

Roaming and Other Service Revenues. Roaming and other service revenues decreased by $111 million, or 18%, to $501 million for the year ended December 31, 2011 from $612 million for the year ended December 31, 2010. The decrease was primarily the result of changes to the handset insurance program, resulting in T-Mobile selling and providing handset insurance services to customers directly rather than having the services provided through a third party. As a result of this change, commencing in the fourth quarter of 2010, all revenues for the handset insurance program have been recorded in branded contract revenues as described above. In 2010, T-Mobile recorded $73 million in roaming and other service revenues related to handset insurance program services billing and other service fees paid to T-Mobile by the third party handset insurance provider.

Equipment Sales. Equipment sales decreased by $503 million, or 21%, to $1.9 billion for the year ended December 31, 2011 from $2.4 billion for the year ended December 31, 2010. The decline was primarily driven by a 23% decrease in handset unit sales volumes year-over-year, related to a 17% decrease in branded contract gross customer additions as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Performance Measures", partially offset by higher average revenues per handset sold driven by increased smartphone adoption. In addition, in the fourth quarter of 2010, T-Mobile began directly providing handset insurance services which had previously been provided through a third party. As a result of this change, commencing in the fourth quarter of 2010, all revenues related to the handset insurance program were recorded in branded contract revenues, as described above. In 2010, T-Mobile recorded $149 million in equipment sales for the handset insurance program for handsets sold to the third party provider to fulfill handset insurance claims from T-Mobile's customers.

Other Revenues. Other revenues increased by $26 million to $236 million for the year ended December 31, 2011 from $210 million for the year ended December 31, 2010. The increase is primarily due to higher cell site co-location rental income.

Network Costs. Network costs, excluding depreciation and amortization, increased by $57 million, or 1%, to $5.0 billion for the year ended December 31, 2011 from $4.9 billion for the year ended December 31, 2010. The increase was primarily attributable to higher fixed line costs and lease expense related to upgrading the mobile network to HSPA+.

Cost of Equipment Sales. Cost of equipment sales decreased by $591 million, or 14%, to $3.6 billion for the year ended December 31, 2011 from $4.2 billion for the year ended December 31, 2010. The decrease was primarily attributable to lower handset unit sales volumes. Also contributing to the decrease in cost of equipment sales was the impact of directly providing handset insurance services which had previously been provided by a third party as described above. Prior to the fourth quarter of 2010, T-Mobile's handset insurance services were provided by a third party, therefore, handsets used to fulfill T-Mobile's customers insurance claims were sold to the third party. The decrease in sales volumes was partially offset by a higher average cost per handset driven by increased smartphone adoption.

Customer Acquisition. Customer acquisition, excluding depreciation and amortization, remained relatively consistent at approximately $3.2 billion for each of the years ended December 31, 2011 and 2010. Lower commission costs, driven by fewer branded gross customer additions, were largely offset by higher advertising costs associated with marketing T-Mobile's 4G HSPA+ network.

General and Administrative. General and administrative expense, excluding depreciation and amortization, remained relatively consistent year over year and was approximately $3.5 billion for the years ended December 31, 2011 and 2010. The slight increase in 2011 compared to 2010 was primarily due to higher bad debt expense associated with new products, such as deposit products, and changes in customer mix toward subprime customers that have higher delinquency rates. This increase was partially offset by lower employee-related costs due in part to fewer customer support employees driven by lower customer care call volumes. In addition, the effects of ongoing cost management programs in 2011 helped control expense growth.

Depreciation and Amortization. Depreciation and amortization expense increased by $209 million, or 8%, to $3.0 billion for the year ended December 31, 2011 from $2.8 billion for the year ended December 31, 2010. The increase in depreciation expense in 2011 compared to 2010 was associated with the build out of the T-Mobile 4G HSPA+ network. In addition, as a result of a study performed over the useful lives of property and equipment, T-Mobile increased the useful lives of certain asset classes effective January 1, 2010, resulting in a reduction of depreciation of approximately $268 million for the year ended

December 31, 2010 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Critical Accounting Policies and Estimates”).

Impairment Charges. Impairment charges of $6.4 billion were recorded for the year ended December 31, 2011 as a result of T-Mobile's annual assessment for impairment of goodwill and other indefinite-lived assets. The impairment charges were recorded on goodwill and spectrum licenses in the amounts of $3.9 billion and $2.5 billion, respectively. In step one of the 2011 goodwill impairment test, the carrying value of the reporting unit was determined to exceed its fair value due to T-Mobile experiencing legal and regulatory challenges against a planned sale of the reporting unit, custmoer declines and lower service revenues, which resulted in a reduction in the estimated fair value of the reporting unit as compared to the 2010 estimate of fair value. As the estimated fair value of the reporting unit was lower than its carrying value, T-Mobile performed the second step of the impairment test, as described in Note 2 to the T-Mobile consolidated financial statements for the three years ended December 31, 2011, and recognized a non-cash impairment charge of $3.9 billion. In its annual impairment test of spectrum licenses for 2011 T-Mobile estimated the fair value using the Greenfield approach, which is an income approach. Due to adverse changes in the competitive landscape and regulatory environment in 2011, T-Mobile's management changed its assumptions on which market participants would be able to transact for the asset leading to declines in the estimated cash flows used to value the spectrum licenses. At December 31, 2011, the estimated fair value of the spectrum licenses was lower than its carrying value therefore T-Mobile recognized the impairment charge of $2.5 billion as described above. There was no impairment recorded for the year ended December 31, 2010. For further discussion on the impairment charges and the annual assessment for impairment of goodwill and other indefinite-lived assets, see Note 7 to the T-Mobile consolidated financial statements for the year ended December 31, 2012.

Other, net. Other, net operating expenses of $169 million were recorded for the year ended December 31, 2011. These costs were primarily related to employee-related costs associated with the proposed acquisition of T-Mobile by AT&T, which was terminated in December 2011.

Interest Expense to Affiliates. Interest expense to affiliates increased by $114 million, or 21%, to $670 million for the year ended December 31, 2011 from $556 million for the year ended December 31, 2010.  The increase in interest expense was a result of higher average debt balances with Deutsche Telekom, which are included in payables due to affiliates. In the fourth quarter of 2010, T-Mobile acquired additional debt from Deutsche Telekom of approximately $5.2 billion, which resulted in higher interest expense in 2011.

Income Tax Benefit (Expense). Income tax benefit was $216 million for the year ended December 31, 2011 compared to income tax expense of $822 million for the year ended December 31, 2010. The decrease in income tax expense of $1.0 billion in 2011 was primarily due to the impairment charges on spectrum licenses recorded in 2011, as described above. The effective tax rate in 2011 was 4.4% compared to 37.8% in 2010. The decrease in the effective tax rate in 2011 compared to 2010 was primarily due to the impairment charges recorded in 2011.

Net (Loss) Income. Net loss was $4.7 billion for the year ended December 31, 2011 compared to net income of $1.4 billion for the year ended December 31, 2010. The change from net income to net loss from 2010 to 2011 was a result of the $6.4 billion impairment charges recorded on goodwill and spectrum licenses, which was partially offset by the related income tax benefit of $1.0 billion for the year ended December 31, 2011.

Critical Accounting Policies and Estimates

The following discussion and analysis of T-Mobile's financial condition and results of operations are based upon the T-Mobile consolidated financial statements, which have been prepared in accordance with GAAP. You should read this discussion and analysis in conjunction with the T-Mobile consolidated financial statements and the related notes thereto contained elsewhere in Management's Discussion and Analysis of Financial Condition and Results of Operations . The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements. T-Mobile bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

T-Mobile believes the following critical accounting policies affect the more significant judgments and estimates used in the preparation of the T-Mobile consolidated financial statements.

Allowances for Uncollectible Accounts

T-Mobile maintains an allowance for estimated losses resulting from the failure of customers to make required payments. When determining the allowance T-Mobile considers the probability of recovery based on past experience taking into account current collection trends and general economic factors. Collection risks are assessed for each type of receivable based upon historical and expected write-offs, net of recoveries, and an analysis of the aged accounts receivable balances with reserves generally increasing as the receivable ages. To the extent that actual loss experience differs significantly from historical trends or assumptions, the required allowance amounts could differ from the estimate. Total allowance for uncollectible accounts receivable as of December 31, 2012 and December 31, 2011 was approximately 9.6% and 11.3%, respectively, of the total amount of gross accounts receivable, including long-term accounts receivable. A 10% change in the amount estimated to be uncollectible as of December 31, 2012, would result in a corresponding change in bad debt expense of approximately $31 million.

Depreciation

The depreciation of assets, including underlying management estimates of useful lives, is described in Notes 6 and 7 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012. Depreciable life studies are performed periodically to confirm the appropriateness of depreciable lives for certain categories of property, plant and equipment. These studies take into account actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate that an asset's useful life is different from the previous assessment, the remaining book values are depreciated prospectively over the adjusted remaining estimated useful life.

During 2012, T-Mobile recorded additional depreciation expense of approximately $268 million as a result of adjustments to useful lives of network equipment expected to be replaced in connection with T-Mobile's network modernization plans.

As a result of a study performed by T-Mobile over the useful lives of its property and equipment, T-Mobile increased the useful lives of certain asset classes effective January 1, 2010, resulting in a reduction of depreciation of approximately $268 million for the year ended December 31, 2010. In connection with an assessment of the reasonably assured lease term of cell site leases T-Mobile shortened useful life assumptions for certain long-lived assets tied to cell sites effective July 1, 2010 resulting in approximately $76 million in additional depreciation expense for the year ended December 31, 2010.

Evaluation of Goodwill and Indefinite-Lived Intangible Assets for Impairment

T-Mobile assesses the carrying value of goodwill and other indefinite-lived intangible assets (including spectrum licenses) for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that such assets might be impaired. Indicators of impairment include the impacts of significant adverse changes in legal factors, market and economic conditions, T-Mobile's operational performance and ability to achieve strategic plans, actions by regulators, changes in competition and market share, the potential for the sale or disposal of all or a significant portion of the T-Mobile business, and possible significant adverse changes to the cost or continued availability of capital for the expansion and enhancement of the T-Mobile wireless network.

T-Mobile uses a two-step process to determine a possible impairment of goodwill. In the first step, T-Mobile compares the fair value of the reporting unit, calculated using a market approach and/or a discounted cash flow method, to its carrying value. When using a discounted cash flow method, the future cash flow assumptions are based upon T-Mobile's estimates of revenues, EBITDA margin and a long-term growth rate taking into consideration expected industry and market conditions. The resulting cash flows are then discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows. T-Mobile evaluates each significant assumption, both individually and in the aggregate, to determine the reasonableness of the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any.

In the second step, T-Mobile determines the fair values of all of the assets and liabilities of the reporting unit, including those that currently may not be recorded. The excess of the fair value of the reporting unit over the sum of the fair value of all of those assets and liabilities represents the implied goodwill amount, which is then compared to the recorded goodwill. If the implied fair value of goodwill is lower than the carrying amount of goodwill, then an impairment loss is recognized.

T-Mobile tests its spectrum licenses for impairment on an aggregate basis, consistent with the management of the overall business at a national level. T-Mobile estimates the fair value of the licenses using the Greenfield approach, which is an income approach that estimates the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions. The Greenfield approach values the licenses by calculating the cash flow generating potential of a hypothetical start-up company that goes into business with no assets except the asset to be valued (in this case, licenses). The value of the licenses can be considered as equal to the present value of the cash flows of this hypothetical start-up company. T-Mobile bases the assumptions underlying the Greenfield approach on a combination of market participant data and T-Mobile's historical results, trends and business plans. Future cash flows in the Greenfield approach are based on estimates and assumptions of market participant revenues, EBITDA margin, network build-out period, and a long-term growth rate for a market participant taking into consideration expected industry and market conditions. The cash flows are discounted using a weighted average cost of capital reflecting the risks associated with the business and the projected cash flows. If the carrying amount of spectrum licenses exceeds the fair value, an impairment loss is recognized.

The valuation approaches utilized to estimate fair value for the purposes of the T-Mobile impairment tests of goodwill and spectrum licenses require the use of assumptions and estimates, which involve a degree of uncertainty, including primarily revenues, EBITDA margins and long-term growth rates. If actual results or future expectations are not consistent with the assumptions, this may result in the recording of significant impairment charges on goodwill or spectrum licenses. The most significant assumptions within the valuation models are the discount rate, revenues, EBITDA margins and the long-term growth rate. As a result of an impairment test performed as of September 30, 2012, T-Mobile recorded an impairment charge on goodwill. For further discussion of the impairment test performed as of September 30, 2012 and the impairment charge recorded, see Note 7 to the T-Mobile consolidated financial statements for the year ended December 31, 2012. As the result of the annual impairment test in 2011, T-Mobile recorded impairment charges on goodwill and spectrum licenses. For further discussion of the annual impairment test and impairment charges recorded for the year ended December 31, 2012 and 2011, see Notes 2 and 7 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012.

Fair Value of Financial Instruments

T-Mobile accounts for certain assets and liabilities at fair value. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company uses a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 - Observable inputs that reflect quoted prices in active markets for identical assets or liabilities;
Level 2 - Inputs other than the quoted prices in active markets that are observable either directly or indirectly, and;
Level 3 - Unobservable inputs for which there is little or no market data, which require T-Mobile to develop its own assumptions.

As of December 31, 2012 and 2011, T-Mobile did not have any significant assets or liabilities balances categorized as Level 3 in the three-tier hierarchy.

Derivative instruments are recorded on the balance sheet at their fair values and are classified as Level 2 in the three-tier value hierarchy. T-Mobile's derivative instruments are comprised of interest rate and currency exchange swaps entered into in connection with long-term borrowings from related parties. T-Mobile uses discounted cash flow techniques to determine the fair value, which incorporates market-based observable inputs such as interest rates, credit spreads, forward currency exchange rates and estimates and assumptions such as instrument's term, notional amounts, discount rate and credit risk.

Rent Expense

Most of the leases on T-Mobile's tower sites have fixed rent escalations which provide for periodic increases in the amount of rent payable over time. T-Mobile calculates straight-line rent expense for each of these leases based on the fixed non-cancellable term of the lease plus all periods, if any, for which failure to renew the lease imposes a penalty on T-Mobile in such amount that a renewal appears, at lease inception, to be reasonably assured. T-Mobile is therefore required at lease inception to make significant assumptions in determining and assessing the factors that constitute a “penalty”. In doing, so T-

Mobile primarily considers costs incurred in acquiring and developing new sites, the useful life of site improvements and equipment costs, future economic conditions and the extent to which improvements in wireless technologies can be incorporated into a current assessment of whether an economic compulsion will exist in the future to renew a lease.

Income Taxes

T-Mobile's estimate of income taxes and the significant items giving rise to deferred tax assets and liabilities includes recent cumulative earnings experience by taxing jurisdiction, expectations of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. A valuation allowance is maintained against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Actual income taxes could vary from these estimates due to future changes in income tax law or the final review of T-Mobile tax returns by federal, state or foreign tax authorities.

T-Mobile accounts for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. T-Mobile uses judgment to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjusts the unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.

Performance Measures

In managing the T-Mobile business and assessing financial performance, T-Mobile supplements the information provided by financial statement measures (“GAAP measures”) such as operating income (loss) with non-GAAP measures, including Adjusted EBITDA, Branded CPGA and Branded CPU, which measure the financial performance of operations, and several customer focused performance metrics that are widely used in the wireless communications industry. In addition to metrics involving the numbers of customers, these metrics also include ARPU, which measures service revenue per customer and churn, which measures turnover in T-Mobile's customer base. For a reconciliation of non-GAAP performance measures and a further discussion of these measures, see “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Reconciliation of non-GAAP Financial Measures”.

The following table sets forth the number of ending customers and net customer additions (losses) for the years ended December 31, 2012, 2011 and 2010.

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Customers, end of period
Branded contract customers	20,293	22,367	24,574
Branded prepaid customers	5,826	4,819	4,497
Total branded customers	26,119	27,186	29,071
M2M customers	3,090	2,429	1,873
MVNO customers	4,180	3,569	2,790
Total wholesale customers	7,270	5,999	4,663
Total T-Mobile customers, end of period	33,389	33,185	33,734

Net customer additions (losses)
Branded contract customers	(2,074)	(2,206)	(1,069)
Branded prepaid customers	1,007	321	(513)
Total branded customers	(1,067)	(1,885)	(1,582)
M2M customers	660	556	751
MVNO customers	610	780	775
Total wholesale customers	1,270	1,336	1,526
Total T-Mobile net customer additions (losses)	203	(549)	(56)
Note: Certain customer numbers may not add due to rounding.

Total Customers

A customer is defined as a SIM card with a unique T-Mobile mobile identity number which generates revenue. Branded contract and branded prepaid customers are categorized depending on the type of rate plan selected. Branded contract customers generally include customers that activated service on an annual contract, and branded prepaid customers include customers who generally pay in advance or did not activate service with a contract. Wholesale customers include M2M and MVNO customers that operate on the T-Mobile network, but are managed by wholesale partners.

T-Mobile net customer additions were 203,000 for the year ended December 31, 2012, compared to 549,000 net customer losses for the year ended December 31, 2011. At December 31, 2012, T-Mobile had 33.4 million customers, a 1% increase from the customer total as of December 31, 2011. The increase in total customers was primarily driven by lower branded customer churn and higher branded prepaid customer additions.

Net customer losses were 549,000 for the year ended December 31, 2011, compared to 56,000 net customer losses for the year ended December 31, 2010. At December 31, 2011, T-Mobile had 33.2 million customers, a 2% decrease from the customer total as of December 31, 2010. The decrease in total customers was primarily driven by fewer branded contract customer additions and higher wholesale customer churn, specifically MVNO customers.

Branded Customers
Branded contract net customer losses slightly improved to 2,074,000 for the year ended December 31, 2012, compared to 2,206,000 branded contract net customer losses for the year ended December 31, 2011. The decrease in branded contract customer losses is primarily attributable to improved branded contract churn partially offset by fewer branded contract customer gross additions. The decline in customer gross additions was primarily a result of competitive pressure, including T-Mobile competitors' advertising campaigns and promotional offerings such as handset discounts and the launch of the iPhone 5.
Branded contract net customer losses were 2,206,000 for the year ended December 31, 2011, compared to 1,069,000 branded contract net customer losses for the year ended December 31, 2010. The sharp increase in branded contract customer losses was primarily attributable to fewer branded contract customer gross additions. Branded contract customer gross additions decreased in part due to the discontinuation of certain products as T-Mobile focused on improving overall quality of the branded contract customer base. In addition, increased competitive pressures, including the introduction of two additional national competitors (Verizon Wireless and Sprint Nextel) offering the iPhone in 2011 and the launch of the iPhone 4S by other competitors in the fourth quarter of 2011, contributed to branded contract customer losses.
Branded prepaid net customer additions were 1,007,000 for the year ended December 31, 2012, compared to 321,000 net customer additions for the year ended December 31, 2011. This significant improvement was due to the continued success of T-Mobile's Monthly4G plans that were launched in the second quarter of 2011.

Branded prepaid net customer additions were 321,000 for the year ended December 31, 2011, compared to 513,000 net customer losses for the year ended December 31, 2010. The significant year-on-year improvement was due primarily to the launch of T-Mobile's of Monthly4G plans in 2011. In addition, the improvement in branded prepaid net customer additions was due to lower churn, including the impacts from discontinuing certain products with higher churn.

Wholesale
Wholesale net customer additions were 1,270,000 for the year ended December 31, 2012, compared to net customer additions of 1,336,000 for the year ended December 31, 2011. The moderate decline in wholesale net customer additions was primarily due to fewer MVNO gross customer additions and higher M2M customer churn. MVNO customers continued to grow, although at a slightly slower rate in 2012 than 2011. MVNO partners often have relationships with multiple carriers and through steering their business towards carriers offering promotions can impact specific carriers' results. Increased M2M customer churn resulted primarily from M2M partners adjusting their lines of service to align with their customer demand.

Wholesale net customer additions were 1,336,000 for the year ended December 31, 2011, compared to net customer additions of 1,526,000 for the year ended December 31, 2010. The decrease in wholesale customer net additions was driven primarily by higher MVNO customer deactivations in 2011 compared to 2010. The increase in customer deactivations in 2011 resulted from a relatively consistent rate of churn year over year being applied against a growing MVNO customer base.

Churn

	Year Ended December 31,
	2012	2011	2010
Branded churn	3.2%	3.3%	3.2%
Branded contract churn	2.4%	2.7%	2.4%
Branded prepaid churn	6.4%	6.7%	7.6%

Churn is defined as the number of customers whose service was discontinued, expressed as a rounded monthly percentage of the average number of customers during the specified period. T-Mobile believes that churn, which is a measure of customer retention and loyalty, provides relevant and useful information and is used by management to evaluate the operating performance of T-Mobile's business.

Branded churn was 3.2% for the year ended December 31, 2012, compared to 3.3% for the year ended December 31, 2011 and 3.2% for the year ended December 31, 2010. The decrease in branded churn in 2012 was primarily driven by the strategic phase-out of certain products that had historically higher churn and the continued strategic focus on churn reduction.

Branded contract churn was 2.4% for the year ended December 31, 2012, compared to 2.7% for the year ended December 31, 2011 and 2.4% for the year ended December 31, 2010. The year over year decrease in branded contract churn in 2012 was the result of the strategic phase-out of certain products that historically had higher churn and the continued focus on churn reduction initiatives. The year over year increase of branded contract churn in 2011 over 2010 was primarily due to higher churn of branded contract customers as a result of competitive market conditions including promotions by our competitors offering handset discounts and the impact of large national competitors such as Verizon Wireless, AT&T and Sprint Nextel offering the iPhone. Additionally, in 2011 T-Mobile experienced customer losses which it believes may relate to uncertainty caused by the proposed, but ultimately terminated, acquisition of T-Mobile by AT&T.

Branded prepaid churn was 6.4% for the year ended December 31, 2012, compared to 6.7% for the year ended December 31, 2011 and 7.6% for the year ended December 31, 2010. The improvement in branded prepaid churn in 2012 and 2011 was primarily attributed to the success of the T-Mobile Monthly4G plans and the strategic phase-out of the certain products, which historically had higher churn.

Average Revenue Per User

	Year Ended December 31,
	2012	2011	2010
ARPU (blended)	$43.12	$45.86	$46.33
ARPU (branded contract)	$56.79	$57.56	$54.78
ARPU (branded prepaid)	$26.85	$24.27	$24.18
Data ARPU (branded contract)	$19.37	$17.07	$13.92

ARPU represents the average monthly service revenue earned from customers. Blended ARPU is calculated by dividing service revenues for the specified period by the average customers during the period, and further dividing by the number of months in the period. Branded contract ARPU is calculated by dividing branded contract service revenues for the specified period by the average branded contract customers during the period, and further dividing by the number of months in the period. Branded prepaid ARPU is calculated by dividing branded prepaid service revenues for the specified period by the average branded prepaid customers during the period, and further dividing by the number of months in the period. Branded contract data ARPU is calculated by dividing branded contract data revenues for the specified period by the average branded contract customers during the period, and further dividing by the number of months in the period. T-Mobile believes ARPU provides management with useful information to evaluate the service revenues generated from T-Mobile's customer base.

Blended ARPU, which represents ARPU attributable to T-Mobile's entire business, was $43.12 and $45.86 for the years ended December 31, 2012 and 2011, respectively, a decrease of $2.74. The decrease in blended ARPU was primarily attributable to the change in customer portfolio mix towards Value plans, branded prepaid and wholesale customers, all of which traditionally have lower ARPU. Blended ARPU was $46.33 for 2010 compared to $45.86 in 2011. The $0.47 decrease in blended ARPU from 2010 was primarily attributable to the change in customer portfolio mix towards branded prepaid and wholesale customers, which traditionally have lower ARPU.

Branded contract ARPU was $56.79 for the year ended December 31, 2012, a decrease from $57.56 for the year ended December 31, 2011 but up from $54.78 for the year ended December 31, 2010. The decrease in branded contract ARPU was primarily due to the branded contract customer base migration to Value plans introduced in the third quarter of 2011, which have lower ARPU, partially offset by higher data revenues from the continued adoption of data plans and smartphone penetration. The year over year increase in branded contract ARPU in 2011 from 2010 was a result of data revenue growth, partially offset by lower voice revenues.

Branded prepaid ARPU was $26.85 for the year ended December 31, 2012, an increase from $24.27 for the year ended December 31, 2011, and $24.18 for the year ended December 31, 2010. The increases in branded prepaid ARPU were primarily due to the growth of the Monthly4G plans, which include data services. T-Mobile's Monthly4G plans were introduced in the second quarter of 2011.

Branded contract data ARPU for the year ended December 31, 2012 was $19.37 compared to $17.07 for the year ended December 31, 2011 and $13.92 for the year ended December 31, 2010. Significant increases in branded contract data ARPU of $2.30, or 13%, for the year ended December 31, 2012 compared to the year ended December 31, 2011 were driven by the continued growth in the number of customers using smartphones with data plans. Smartphone customers accounted for 61% of branded contract customers at the end of 2012, up from 49% of branded contract customers at the end of 2011 and 33% at the end of 2010. Additionally, the continued upgrade of the T-Mobile 3G and 4G networks helped drive Internet access revenue growth through the increased customer adoption of mobile broadband data plans in 2012 and 2011.

Adjusted EBITDA

	Year Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Adjusted EBITDA	$4,886	$5,310	$5,478
Adjusted EBITDA margin	28%	29%	29%

T-Mobile defines “Adjusted EBITDA,” a non-GAAP financial measure, as earnings before interest expense (net of interest income), tax, depreciation, amortization and transactions that are not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA is detailed in the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Reconciliation of non-GAAP Financial Measures”. In a capital-intensive industry such as wireless telecommunications, T-Mobile believes Adjusted EBITDA to be a meaningful measure of T-Mobile's operating performance. Adjusted EBITDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. T-Mobile uses Adjusted EBITDA and Adjusted EBITDA margin as an integral part of its planning and internal financial reporting processes, to evaluate the performance of its business by senior management and to compare its performance with that of many of its competitors. T-Mobile believes that net (loss) income is the financial measure calculated and presented in accordance with GAAP that is the most directly comparable to Adjusted EBITDA. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total service revenues expressed as a percentage. The GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating (loss) income divided by total revenues. Adjusted EBITDA in 2012 and 2011 excludes AT&T transaction-related costs, gains/losses on the sale of intangible assets, restructuring costs and other material transactions that are not reflective of T-Mobile's ongoing operating performance.
Adjusted EBITDA for the year ended December 31, 2012 decreased to $4.9 billion from $5.3 billion for the year ended December 31, 2011 and $5.5 billion for the year ended December 31, 2010. The decrease was primarily due to a decline in service revenues, offset partially by equipment sales growth and operating expense reductions. The decline in services revenues was primarily the result of losses of branded contract customers and impacts from customers adopting Value plans. Equipment sales improved in 2012 due to T-Mobile's Value plans for which T-Mobile does not offer subsidies (discounts) on devices. Additionally, operating expenses decreased slightly in 2012 primarily due to lower cost of equipment sales driven by lower handset unit sales volumes, lower employee-related expenses and the effects of ongoing cost management programs. These combined operating expense reductions were partially offset by higher advertising and marketing expenses associated with new promotional campaigns and T-Mobile's rebranding initiatives.

Branded Cost Per Gross Addition and Branded Cost Per User

	Year Ended December 31,
	2012	2011	2010
	(In dollars)
Branded CPGA	$394	$424	$409
Branded CPU	$28	$28	$26

Branded Cost Per Gross Addition (“Branded CPGA”) is determined by dividing the costs of acquiring new customers, consisting of customer acquisition expenses plus the subsidy loss related to acquiring new customers for the specified period, by gross branded customer additions during the period. The subsidy loss related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Additionally, the equipment subsidy loss associated with retaining existing customers is excluded from this measure as Branded CPGA is intended to reflect only the acquisition costs to acquire new customers.

Branded CPGA for the year ended December 31, 2012 was $394 compared to $424 for the year ended December 31, 2011 and $409 for the year ended December 31, 2010. Branded CPGA decreased in 2012 compared to 2011 due primarily to decreases in the equipment subsidy loss related to customer acquisition as customers adopt Value plans. For each handset sold on the Value plan, T-Mobile benefits from increased equipment revenue, compared to traditional bundled price plans that typically offer a discounted handset combined with higher service charges. This decrease in branded CPGA was partially offset by increases in advertising associated with new promotional campaigns launched in 2012. In 2011, branded CPGA increased from 2010 related to higher advertising costs associated with marketing T-Mobile's 4G HSPA+ network.

Branded Cost Per User (CPU) is determined by dividing network costs and general and administrative expenses plus the subsidy loss unrelated to customer acquisition, by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services.

Branded CPU was $28 for the year ended December 31, 2012 and 2011. CPU was consistent year-over-year, however the cost of serving customers decreased by $435 million or 5% in 2012. The decrease in costs was primarily attributable to lower network costs in 2012, described in “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Results of Operations.” This decrease in costs was fully offset by the impact of a 1.4 million decline in the average branded customer base during 2012. Branded CPU was $28 for the year ended December 31, 2011, compared to $26 for the year ended December 31, 2010. The increase in CPU in 2011 was primarily due to the impact of a 1.9 million decline in the average branded customers during 2011.

Reconciliation of non-GAAP Financial Measures

A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Adjusted EBITDA, Branded CPGA, and Branded CPU are non-GAAP financial measures utilized by T-Mobile's management to judge our ability to meet our liquidity requirements and to evaluate our operating performance. T-Mobile believes these measures are important in understanding the performance of operations from period to period, and although every company in the wireless industry may not define each of these measures in precisely the same way, T-Mobile believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile T-Mobile's non-GAAP financial measures with our financial statements presented in accordance with GAAP.

Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. This measurement, together with GAAP measures such as revenue and operating income, assists management in its decision-making process related to the operation of the business. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate T-Mobile's personnel and management for their performance, and as a benchmark to evaluate its operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure, from period-to-period, T-Mobile's ability to provide cash flows to meet future debt services, capital expenditures and working capital requirements and fund future growth. T-Mobile believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate our overall operating performance and that this metric facilitates comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. In addition, other wireless carriers may calculate this measure differently. Adjusted EBITDA excludes transactions that are not reflective of our ongoing operating performance and is detailed in the tables below.
The following table illustrates the calculation of Adjusted EBITDA and reconciles Adjusted EBITDA to net (loss) income which T-Mobile considers to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	For the year ended December 31,
	2012	2011	2010
	(Dollars in millions)
Calculation of Adjusted EBITDA:
Net (loss) income	$(7,336)	$(4,718)	$1,357
Adjustments:
Interest expense to affiliates	661	670	556
Interest income	(77)	(25)	(14)
Other (income) expense, net	5	10	(16)
Income tax expense (benefit)	350	(216)	822
Operating (loss) income	$(6,397)	$(4,279)	$2,705
Depreciation and amortization	3,187	2,982	2,773
Impairment charges	8,134	6,420	—
Restructuring costs	85	—	—
Other, net	(123)	187	—
Adjusted EBITDA	$4,886	$5,310	$5,478

(1)
Other, net for the year ended December 31, 2012 represents a net gain on an AWS spectrum license purchase and exchange, transaction-related costs incurred for the terminated AT&T acquisition of T-Mobile, and transaction-related costs incurred from the proposed business combination with MetroPCS. Other, net for the year ended December 31, 2011 represents AT&T transaction-related costs incurred from the terminated AT&T acquisition of T-Mobile. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Operations and Comprehensive Income (Loss) due to certain routine operating activities such as insignificant routine spectrum license exchanges that would be expected to reoccur, and are therefore not excluded from Adjusted EBITDA.

T-Mobile utilizes ARPU to evaluate our per-customer service revenue realization and to assist in forecasting T-Mobile's future service revenues. Blended ARPU is calculated by dividing service revenues for the specified period by the average customers during the period, and further dividing by the number of months in the period. Branded contract ARPU is calculated by dividing branded contract service revenues for the specified period by the average branded contract customers during the period, and further dividing by the number of months in the period. Branded prepaid ARPU is calculated by dividing branded prepaid service revenues for the specified period by the average branded prepaid customers during the period, and further dividing by the number of months in the period. Branded contract data ARPU is calculated by dividing branded contract data revenues for the specified period by the average customers during the period, and further dividing by the number of months in the period. T‑Mobile believes ARPU provides management with useful information to evaluate the service revenues generated from T‑Mobile's customer base. The following tables illustrate the calculation of ARPU and reconcile to related service revenues, which T-Mobile considers to be the most directly comparable GAAP financial measure to ARPU.

	For the year ended December 31,
	2012	2011	2010
Calculation of Average Revenue Per Customer (Blended ARPU):
Service revenues (in millions)	$17,213	$18,481	$18,733
Divided by: Average number of customers (in thousands)	33,264	33,587	33,695
Blended ARPU	$43.12	$46.86	$46.33

	For the year ended December 31,
	2012	2011	2010
Calculation of Average Revenue Per Branded Contract Customer (Branded Contract ARPU):
Branded contract service revenues (in millions)	$14,521	$16,230	$16,538
Divided by: Average number of branded contract customers (in thousands)	21,306	23,496	25,159
Branded Contract ARPU	$56.79	$57.56	$54.78

	For the year ended December 31,
	2012	2011	2010
Calculation of Average Revenue Per Branded Prepaid Customer (Branded Prepaid ARPU):
Branded prepaid service revenues (in millions)	$1,715	$1,307	$1,384
Divided by: Average number of branded prepaid customers (in thousands)	5,325	4,488	4,770
Branded Prepaid ARPU	$26.85	$24.27	$24.18

	For the year ended December 31,
	2012	2011	2010
Calculation of Average Data Revenue Per Branded Contract Customer (Branded Contract Data ARPU):
Branded contract data revenues (in millions)	$4,951	$4,813	$4,204
Divided by: Average number of branded contract customers (in thousands)	21,306	23,496	25,159
Branded Contract Data ARPU	$19.37	$17.07	$13.92

T-Mobile utilizes Branded CPGA to assess the initial capital invested in customers and determine the number of months to recover customer acquisition costs. This measure also allows T-Mobile to compare average acquisition costs per new customer to those of other wireless telecommunications providers, although other providers may calculate this measure differently. Equipment sales related to new customers are deducted from customer acquisition expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with retaining existing customers are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of Branded CPGA to customer acquisition expenses, which T-Mobile considers to be the most directly comparable GAAP financial measure to Branded CPGA.

(Dollars in millions, except gross additions and Branded CPGA)	For the year ended December 31,
	2012	2011	2010
Calculation of Cost Per Branded Gross Addition (CPGA):
Customer acquisition expenses	$3,286	$3,185	$3,205
Add: Subsidy loss
Less: Equipment sales	(2,242)	(1,901)	(2,404)
Add: Cost of equipment sales	3,437	3,646	4,237
Total subsidy loss	1,195	1,745	1,833

Less: Subsidy loss unrelated to customer acquisition	(903)	(1,014)	(926)
Subsidy loss related to customer acquisition	292	731	907
Cost of acquiring new branded customers	$3,578	$3,916	$4,112
Divided by: Gross branded customer additions (in thousands)	9,083	9,234	10,057
Branded CPGA	$394	$424	$409

T-Mobile utilizes Branded CPU as a tool to evaluate the non-acquisition related cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-acquisition related cash costs over time, and to help evaluate how changes in business operations affect non-acquisition related cash costs per customer. In addition, Branded CPU provides management with a useful measure to compare non-acquisition related cash costs per customer with those of other wireless telecommunications providers. The following table reconciles total costs used in the calculation of Branded CPU to network costs, which T-Mobile considers to be the most directly comparable GAAP financial measure to CPU.

(Dollars in millions, except average customers and Branded CPU)	For the year ended December 31,
	2012	2011	2010
Calculation of Cost Per Branded User (CPU):
Network costs	$4,661	$4,952	$4,895
Add: General and administrative expenses	3,510	3,543	3,535
Add: Customer acquisition expenses	903	1,014	926
Total cost of serving customers	$9,074	$9,509	$9,356
Divided by: Average number of branded customers (in thousands)	26,631	27,984	29,929
Branded CPU	$28	$28	$26

Liquidity and Capital Resources

T-Mobile's principal sources of liquidity are existing cash and cash equivalents, short-term money market investments with Deutsche Telekom (accounts receivable from affiliates), and cash generated from operations. At December 31, 2012, T-Mobile's liquid assets were $1.0 billion, consisting of $394 million cash and cash equivalents and $650 million short-term investments with Deutsche Telekom. At December 31, 2011, T-Mobile's liquid assets were $2.2 billion, consisting of $390 million cash and cash equivalents and $1.8 billion short-term investments with Deutsche Telekom. T-Mobile evaluates its cash position on a regular basis and invests amounts that exceed short term cash requirements in U.S. dollars with Deutsche Telekom.

T-Mobile determines future liquidity requirements, for both operations and for capital expenditures, based in large part upon projected financial and operating performance. T-Mobile regularly reviews and updates these projections for changes in current and projected financial and operating results, general economic conditions, the competitive landscape and other factors. T-Mobile believes that its existing liquid assets, anticipated cash flows from operations, and ability to access additional financing through Deutsche Telekom will be sufficient to meet its anticipated liquidity requirements in the near term.

There are a number of risks and uncertainties that could cause T-Mobile's financial and operating results and capital requirements to differ materially from its projections and that could cause its liquidity to differ materially from the assessment set forth above. See the section entitled “Risk Factors”.

Compared to December 31, 2011, T-Mobile's cash and cash equivalents and short-term investments with Deutsche Telekom decreased by $1.2 billion to $1.0 billion as of December 31, 2012. The decrease was primarily due to the non-cash purchase and transfer in May 2012 of spectrum licenses of $1.2 billion from Deutsche Telekom in exchange for short-term investments (accounts receivable from affiliates) held with Deutsche Telekom. As part of the break-up consideration of the terminated transaction for the proposed sale of T-Mobile to AT&T, Deutsche Telekom received the right to transfer $1.2 billion of spectrum licenses from AT&T.

Compared to December 31, 2010, T-Mobile's cash and cash equivalents and short-term investments with Deutsche Telekom increased by $1.8 billion to $2.2 billion at December 31, 2011. The increase was primarily a result of fewer intercompany notes payable with Deutsche Telekom maturing during 2011 compared to the prior year. T-Mobile settled maturing notes payable to affiliates balances of $500 million in 2011 compared to $2.6 billion in 2010, utilizing short-term investments (receivables from affiliates) held with Deutsche Telekom. The settlement of T-Mobile's notes payable to affiliates with short-term investments held with Deutsche Telekom is a non-cash transaction and does not appear on the consolidated statements of cash flows.

Capital Expenditures

The construction of T-Mobile's network and the marketing and distribution of its wireless communications products and services have required, and will continue to require, substantial amounts of liquidity (see also “"Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Contractual Obligations”). Historically, T-Mobile's liquidity requirements have been driven primarily by capital expenditures for spectrum licenses and the construction, expansion and upgrade of its network infrastructure. T-Mobile's cash capital expenditures for property and equipment for the year ended December 31, 2012 were $2.9 billion. The expenditures related to spectrum licenses for the year ended December 31, 2012 were $0.4 billion, excluding non-cash exchanges to acquire spectrum licenses of $1.2 billion as described above. T-Mobile's cash capital expenditures for property and equipment for the years ended December 31, 2011, and 2010 were $2.7 billion and $2.8 billion, respectively. The expenditures related to spectrum licenses for the years ended December 31, 2011 and 2010 were $23 million and $18 million, respectively.

The property and equipment capital expenditures for the year ended December 31, 2012 primarily relate to T-Mobile's network modernization plans to deploy 4G LTE in 2013. The capital expenditures for the year ended December 31, 2011 were primarily associated with continued expansion of T-Mobile's network coverage and the upgrade of T-Mobile's UMTS network to HSPA+ 42 technology. The capital expenditures for the years ended December 31, 2010 were primarily associated with the expansion of T-Mobile's network coverage and the upgrade to HSPA+.

T-Mobile expects capital expenditures for property and equipment and spectrum licenses to be in the range of $3.3 billion to $3.4 billion during 2013.

Capital Resources

T-Mobile's sources of funds, primarily from operations and, to the extent necessary, from financing arrangements with Deutsche Telekom or its affiliates, are sufficient to meet ongoing operating and investing requirements. T-Mobile expects that its capital spending requirements will continue to be financed primarily through internally generated funds. Should additional debt or equity financing be needed to fund additional development activities or to maintain an appropriate capital structure to ensure T-Mobile's financial flexibility, T-Mobile historically has negotiated and expects that it would continue to negotiate the necessary financing with Deutsche Telekom.

T-Mobile's total capital consists of notes payable to affiliates (current and long-term) and stockholder's equity. At December 31, 2012, T-Mobile's notes payable to affiliates totaled $14.9 billion and stockholder's equity was $6.1 billion. Stockholder's equity decreased from $15.8 billion at December 31, 2011 due to the net loss recorded in the year ended December 31, 2012, primarily a result of a non-cash impairment charge recorded against goodwill as described above in “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Results of Operations”. As of December 31, 2011, and 2010, T-Mobile's notes payables to affiliates totaled $15.6 billion and $16.3 billion, respectively, and stockholder's equity was $15.8 billion and $20.5 billion, respectively. The decrease in stockholder's equity in 2011 was primarily due to the net loss recorded in 2011, largely attributable to a non-cash impairment charge against goodwill and spectrum licenses as described above -in “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Results of Operations”.

On October 3, 2012, Deutsche Telekom and MetroPCS Communications announced the signing of a Business Combination Agreement (the “Business Combination Agreement”) to combine T-Mobile and MetroPCS.  Pursuant to the terms and subject to the conditions set forth in the business combination agreement, T-Mobile will refinance its net intercompany indebtedness (net of notes payable to affiliates and accounts receivable from affiliates) by issuing to Deutsche Telekom $15.0 billion of unsecured senior notes.

T-Mobile had a $150 million unsecured credit facility with U.S. Bank National Association available for working capital and other corporate purposes that was not extended and expired on December 31, 2011.
In September 2012, T-Mobile entered into definitive agreements with Crown Castle International ("CCI") regarding the sale of rights to operate certain wireless communication towers owned by T-Mobile. On November 30, 2012, the transaction closed and T-Mobile received net proceeds of $2.5 billion of which T-Mobile distributed $2.4 billion to its parent, Deutsche Telekom. Under the terms of the transaction, CCI acquired the sole rights to lease and operate approximately 7,100 wireless communication towers through either purchase of the towers, or under long-term prepaid lease and management agreements. Furthermore, CCI was granted an option to acquire any sites that were not sold to CCI at the end of their respective lease term. T-Mobile has leased back and continues to have rights to space on the towers to operate its wireless communication equipment. The master lease agreement governing the lease-back of tower space provides T-Mobile with an initial term and several optional renewals at lease rental rates that are consistent with those it has for similar sites where T-Mobile leases space on third-party owned towers.

Cash Flows

The following table shows cash flow information for the three years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
	(In millions)
Net cash provided by operating activities	$3,862	$4,980	$4,905
Net cash used in investing activities	$(3,915)	$(4,699)	$(5,126)
Net cash provided by financing activities	$57	$—	$123

Operating Activities

Cash provided by operating activities decreased by $1.1 billion to $3.9 billion for the year ended December 31, 2012 from $5.0 billion for the year ended December 31, 2011. The decrease in cash flow provided by operating activities in 2012 was driven by several factors. T-Mobile's operating income before non-cash items such as impairment charges, depreciation and amortization, and other non-cash charges declined compared to the prior year primarily as a result of decreases in branded contract revenues described in “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Result of Operations”. In addition, T-Mobile made payments of $193 million primarily for employee-related expenses as a result of the terminated AT&T transaction and paid $53 million for restructuring charges during 2012. Also contributing to the decrease in cash flows provided by operating activities year-over-year, was the significant increase in T-Mobile's customers choosing to finance their wireless handset purchases through T-Mobile's equipment installment plans during 2012 compared to 2011.

Cash provided by operating activities increased by $0.1 billion to $5.0 billion for the year ended December 31, 2011 from $4.9 billion for the year ended December 31, 2010. The increase was primarily attributable to cash inflows from changes in working capital accounts, mainly accounts receivable. The improvement in cash flows from the above was largely offset by the decrease in operating income, exclusive of non cash items such as depreciation and amortization, impairment and other non-cash charges in 2011 compared to the prior year.

Investing Activities

Cash used in investing activities was $3.9 billion during the year ended December 31, 2012 compared to $4.7 billion during the year ended December 31, 2011. The decrease was primarily due to $1.4 billion less invested with Deutsche Telekom on a net basis (short term affiliate loan receivable, net) during 2012 compared to 2011. The decrease in funds invested with

Deutsche Telekom in 2012 was the result of utilizing $1.2 billion accounts receivable from affiliates in exchange for rights to spectrum licenses from Deutsche Telekom. The rights to the spectrum licenses were received from AT&T as part of the break-up consideration of the terminated AT&T transaction for the sale of T-Mobile. The decrease in funds invested with Deutsche Telekom was offset by higher capital expenditures and expenditures for spectrum licenses in 2012 as a result of T-Mobile's network modernization plan launched in 2012 (see “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Challenger Strategy”).

Cash used in investing activities was $4.7 billion during the year ended December 31, 2011 compared to $5.1 billion during the year ended December 31, 2010. The decrease was primarily due to $310 million less invested with Deutsche Telekom as short-term investments on a net basis (short term affiliate loan receivable, net) during 2011 compared to 2010.

Financing Activities
Cash provided by financing activities was $57 million during the year ended December 31, 2012 compared to no cash provided by financing activities during the year ended December 31, 2011. During 2012, T-Mobile completed a transaction to sell the rights to operate its wireless communication towers (see “Management's Discussion and Analysis of Financial Condition and Results of Operations of T-Mobile - Capital Resources” above) resulting in net cash proceeds received of $2.5 billion of which T-Mobile distributed $2.4 billion as a distribution to its parent, Deutsche Telekom.

There was no cash provided by financing activities during the year ended December 31, 2011 compared to cash provided by financing activities of $123 million during the year ended December 31, 2010. The financing activities in 2010 related primarily to $116 million in additional long-term debt borrowings from Deutsche Telekom. During the years ended December 31, 2011 and 2010, T-Mobile settled notes payable to affiliates with Deutsche Telekom through a non-cash transaction by offsetting borrowings from Deutsche Telekom with short-term investments held by Deutsche Telekom of $0.5 billion and $2.6 billion, respectively.

Off-Balance Sheet Arrangements

T-Mobile does not participate in, or secure, financing for any unconsolidated entities.

Contractual Obligations

Current accounting standards require disclosure of material obligations and commitments to making future payments under contracts, such as debt, lease agreements, and purchase obligations. T-Mobile discloses its payables to affiliates in Note 12 and commitments and contingencies in Note 19 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012.

The following table provides aggregate information about T-Mobile's contractual obligations as of December 31, 2012. Other commitments and obligations are included in the table based on the year of required payment or an estimate of the year of payment.

	Payments Due by Period as of December 31, 2012
	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years	Total
	(In millions)
Payables to affiliates (1)	$1,273	$4,253	$1,000	$7,956	$14,482
Interest on payables to affiliates	599	1,318	1,088	4,720	7,725
Financial obligation (2)	162	324	324	1,613	2,423
Non-dedicated transportation lines	540	1,051	785	248	2,624
Operating leases, including dedicated transportation lines	1,695	3,185	2,893	5,864	13,637
Purchase obligations (3)	1,206	614	2,825	—	4,645
Total contractual obligations	$5,475	$10,745	$8,915	$20,401	$45,536

(1)	Represents principal amounts of payables to affiliates at maturity.

(2)
Future minimum payments, including principal and interest payments and imputed lease rental income related to the financial obligation recorded in connection with the Tower Transaction (See Note 4 of the consolidated financial statements for the year ended December 31, 2012).

(3)
T-Mobile calculated the minimum obligation for certain agreements to purchase goods or services based on termination fees that can be paid to exit the contract. Termination penalties are included in the above table as payments due in less than one year, as this is the earliest T-Mobile could exit these contracts. If T-Mobile elects to exit these agreements, termination fees for all such contracts could be approximately $387 million. This table does not include open purchase orders as of December 31, 2012.

The tables do not include the payments to be made on T-Mobile's interest rate swaps and cross currency interest rate swaps. Certain of T-Mobile's other noncurrent liabilities have been excluded from the tables due to the uncertainty of the timing of payments, combined with the absence of historical trending to be used as a predictor of such payments.

The purchase obligations reflected in the table above are primarily commitments to purchase handsets and accessories, equipment, software, programming and network services, and marketing activities, which will be used or sold in the ordinary course of business. These amounts do not represent T-Mobile's entire anticipated purchases in the future, but represent only those items for which T-Mobile is contractually committed. Where T-Mobile is committed to make a minimum payment to the supplier regardless of whether it takes delivery, T-Mobile has included only that minimum payment as a purchase obligation.

Related Party Transactions

See Note 16 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012.

Restructuring Costs

T-Mobile consolidated its call center operations from 24 to 17 facilities during year ended December 31, 2012.  In addition, T-Mobile restructured and optimized operations in other parts of the business to strengthen T-Mobile's competiveness in the U.S. marketplace.  For further discussion, see Note 17 to the T-Mobile consolidated financial statements for the three years ended December 31, 2012.

Effect of New Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-2, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The standard requires entities to present information about reclassification adjustments from accumulated other comprehensive income in a single note or on the face of the financial statements. The standard also requires that entities present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, the entity should instead cross reference to the related footnote for additional information. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. T-Mobile does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

In July 2012, the FASB issued ASU 2012-2, “Testing Indefinite-Lived Intangible Assets for Impairment.” This guidance revises the requirements around how entities test indefinite-lived intangible assets, other than goodwill, for impairment. The guidance allows companies to perform a qualitative assessment before calculating the fair value of the reporting unit. If entities determine, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more likely than not greater than the carrying amount, a quantitative calculation would not be needed. The new guidance will be effective for T-Mobile for the year ending December 31, 2013. T-Mobile does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

In December 2011, the FASB issued ASU 2011-11, "Disclosures about Offsetting Assets and Liabilities.” The guidance enhances disclosure requirements about the nature of an entity's right to offset and related arrangements associated with its financial instruments and derivative instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. In January 2013, the FASB issued ASU 2013-1, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-1 limits the scope of the new balance sheet offsetting disclosures to derivatives, repurchase agreements, and securities lending transactions to the extent that they are (1) offset in the financial statements or (2) subject to an enforceable master netting arrangement or similar agreement. The new guidance under ASU 2011-11 and ASU 2013-1 will be effective for T-Mobile for the year ending December 31, 2013. T-Mobile does not expect this recently-issued accounting pronouncement to have a material impact on results of operations, financial conditions or its financial disclosures.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT FINANCIAL, CREDIT, MARKET AND LIQUIDITY RISK
T-Mobile is exposed to various types of market risks in the normal course of business, primarily from changes in interest rates and foreign currency exchange rates. These risks, along with other business risks, impact T-Mobile's cost of capital. T-Mobile's policy is to manage exposure related to fluctuations in interest rates and foreign exchange in order to manage capital costs, control financial risks and maintain financial flexibility over the long term. In managing market risks, T-Mobile employs derivatives according to documented policies and procedures, including interest rate swap agreements for fluctuation in interest rates and cross currency interest rate swap agreements to manage foreign currency risk along with interest rate risk. The cross currency interest rate swap agreements manage foreign currency risk and interest rate risk related to T-Mobile's notes payable to affiliates denominated in Euros. T-Mobile does not use derivatives for trading or speculative purposes. T-Mobile does not foresee significant changes in the strategies used to manage market risk in the near future.

Interest Rate Risk

T-Mobile is exposed to changes in interest rates, primarily on its notes payable to affiliates. As of December 31, 2012, T-Mobile had $14.9 billion in notes payable with Deutsche Telekom. Changes in interest rates can lead to significant fluctuations in the fair value of T-Mobile's debt instruments. To manage interest expense, T-Mobile utilizes interest rate swaps. T-Mobile has established interest rate risk limits that are closely monitored by measuring interest rate sensitivities of its debt and interest rate derivatives portfolios.

To perform the sensitivity analysis on its notes payable to affiliates balances, T-Mobile assessed the risk of a change in the fair value from the effect of a hypothetical interest rate change of 100 basis points on T-Mobile's variable and fixed rate debt. As of December 31, 2012, the change in the fair value of T-Mobile's notes payable to affiliates is shown in the table below:

(dollars in millions)
		Fair Value assuming	Fair Value assuming
December 31, 2012	Fair Value	+100 basis point shift	+100 basis point shift
Current and long-term notes payable to affiliates	$14,721	$13,991	$15,531

To perform the sensitivity analysis on its interest rate swaps not designated as hedges, T-Mobile assessed the risk of loss in fair values from the effect of a hypothetical interest rate change of 100 basis points on T-Mobile's portfolio of interest rate swaps. As of December 31, 2012, the change in the fair value of T-Mobile's interest rate swaps is shown in the table below:

(dollars in millions)
		Fair Value assuming	Fair Value assuming
December 31, 2012	Fair Value	+100 basis point shift	+100 basis point shift
Interest rate swaps	$106	$26	$187

Foreign Exchange Risk

While the vast majority of T-Mobile's financial transactions are conducted in U.S. dollars, T-Mobile is exposed to foreign currency exchange risk through its Euro denominated notes payable to affiliates. T-Mobile hedges exchange risk involved with its Euro denominated notes payable to affiliates through cross currency interest rate swaps. As of December 31, 2012, T-Mobile's notes payable to affiliates denominated in Euros have been economically hedged at issuance through cross currency interest rate swaps. Risks related to both interest rate risk and foreign currency exchange fluctuations associated with the underlying interest and principal payments were eliminated through swaps from fixed-rate foreign currencies to fixed-rate U.S. dollars at terms exactly mirroring those of the underlying Euro borrowing arrangements. At the time of maturity or payment, T-Mobile expect the gains or losses from its cross currency interest rate swaps to offset the losses and gains on its Euro denominated notes payable to affiliates.